As filed with the Securities and Exchange Commission on March 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0487526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

301 Velocity Way, Fifth Floor

Foster City, CA 94404

(650) 513-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brandi Galvin Morandi

General Counsel and Assistant Secretary

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

(650) 513-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

The Commission is requested to send copies of all communications to:

John D. Wilson Mark K. Hyland Shearman & Sterling LLP 525 Market Street San Francisco, California 94105 (415) 616-1100	Christopher D. Dillon Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive Menlo Park, California 94025 (650) 321-2400	Alan F. Denenberg Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Convertible Subordinated Notes due 2012	$230,000,000(1)(2)	100%	$230,000,000(1)(2)	$7,061(3)
Common Stock, par value $.001 per share	—(4)	—(4)	—(4)	—(5)

(1)	Equals the aggregate principal amount of Convertible Subordinated Notes due 2012 to be registered hereunder. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes $30,000,000 in aggregate principal amount of Convertible Subordinated Notes that may be offered and sold by the underwriters pursuant to the exercise in full of the underwriters’ option to cover over-allotments.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.
(4)	The settlement feature of the Convertible Subordinated Notes allows, upon conversion, that cash or shares of common stock be paid. As a result, the Registrant is unable to presently calculate or give a reasonable good faith estimate of the number of shares of common stock, if any, that may be issuable upon conversion of the Convertible Subordinated Notes. Pursuant to Rule 416 of the Securities Act, the registration statement shall include an indeterminate number of shares of common stock that may be issued or become issuable in connection with stock splits, stock dividends, recapitalizations or similar events.
(5)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock underlying the Convertible Subordinated Notes because no additional consideration is to be received in connection with the exercise of the conversion privilege.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 27, 2007

$200,000,000

Equinix, Inc.

            % Convertible Subordinated Notes due 2012

The notes will bear interest at the rate of         % per annum. Interest on the notes is payable on April 15 and October 15 of each year, beginning on October 15, 2007. The notes will mature on April 15, 2012.

The notes are convertible into shares of our common stock under the following circumstances: (1) if the price of our common stock exceeds a specified threshold during specified periods, (2) if the trading price of the notes is below a specified threshold, subject to specified exceptions, (3) if the notes have been called for redemption, (4) if specified corporate transactions occur or (5) at any time on or after March 15, 2012, each as described in this prospectus.

The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes, subject to adjustment. This is equivalent to a conversion price of $             per share of common stock. In addition, if a change of control occurs, we will in certain circumstances increase the conversion rate as described in this prospectus.

Upon conversion, holders will receive, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock. However, we may at any time irrevocably elect for the remaining term of the notes to satisfy our conversion obligation in cash up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied at our election in cash, shares of our common stock or a combination of cash and shares of our common stock.

We may at our option redeem some or all of the notes on or after April 16, 2010 for cash at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the closing sale price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to the day we give notice of redemption is greater than 130% of the conversion price then in effect.

Holders may require us to repurchase some or all of their notes upon the occurrence of a fundamental change at 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The notes will be our unsecured obligations and will be subordinated in right of payment to all of our senior debt and equal in right of payment with all of our subordinated debt.

We have granted to the underwriters named in this prospectus an over-allotment option to purchase up to an additional $30,000,000 principal amount of notes.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “EQIX.” The last reported sale price of our common stock on March 26, 2007 was $90.00 per share. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “ Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Equinix (before expenses)	$	$

The underwriters expect to deliver the notes to purchasers on or about March     , 2007.

Sole Book-Running Manager

Citigroup

March     , 2007

ABOUT THIS PROSPECTUS

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attention: Investor Relations, or by telephone at (650) 513-7000.

You should rely only on the information contained or incorporated by reference in this prospectus or in any related free writing prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer or sale of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not taken any action to permit an offering of the notes outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus outside of the United States.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

i

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see “Underwriting.”

Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Equinix” refer to Equinix, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. Statements contained in this prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our financial outlook, competitive position, business strategies, expectations, beliefs, intentions or other strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under “Risk Factors.” You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

ii

SUMMARY

This summary highlights the information contained or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus, including “Risk Factors,” together with the documents incorporated by reference into this prospectus which include our financial statements and the notes to those financial statements, before making a decision whether to invest in the notes.

Unless expressly provided, the information contained in this prospectus assumes that the underwriters’ over-allotment option is not exercised.

Overview

Equinix provides network neutral colocation, interconnection and managed services to enterprises, content companies, systems integrators and the world’s largest network providers. Through our Internet Business Exchange hubs, or IBX hubs, in ten markets in the United States and the Asia-Pacific region, customers can directly interconnect with each other for critical traffic exchange requirements. Direct interconnection to our aggregation of networks, which serve more than 90% of the world’s Internet routes, enables our customers to increase performance while significantly reducing costs. Based on our network neutral model and the quality of our IBX hubs, we believe we have established a critical mass of customers. We believe that this critical mass and the resulting “network effect,” combined with a strong financial position, will continue to drive new customer growth and bookings. In addition to our business momentum, significant increases in overall customer demand combined with reduced supply in the data center market has resulted in strong market growth and pricing power. As a result of our largely fixed cost model, any growth in revenue from our current IBX hubs would likely drive incremental margins and increased operating cash flow.

Our network neutral business model is a key differentiator for us in the market. Because we do not operate a network, we are able to offer our customers direct interconnection to the largest aggregation of bandwidth providers and Internet service providers. The world’s top tier Internet service providers, numerous access networks, second tier providers and international carriers, such as AOL, at&t, British Telecom, Cable & Wireless, Comcast, Level 3, NTT, Qwest, SingTel, Sprint and Verizon Business are all currently located at our IBX hubs. Access to such a wide variety of networks has attracted nine of the top 10 Internet properties and numerous other enterprise and government customers, including Amazon.com, Bank of America, Electronic Arts, Fox Interactive Media, Gannett, The Gap, Goldman Sachs, Google, IBM, McGraw Hill, MSN, NASA, News Corporation, Salesforce.com, Solo Cup, Sony and Yahoo!.

Our services are primarily comprised of colocation, interconnection, and managed IT infrastructure services.

•	Colocation services include cabinets, power, operations space and storage space for our customers’ colocation needs.

•

Interconnection services include cross connects and switch ports on the Equinix Exchange service. These services provide scalable and reliable connectivity that allow our customers to exchange traffic directly with the service provider of their choice or directly with each other.

•	Managed IT infrastructure services allow our customers to leverage our significant telecommunications expertise, maximize the benefits of our IBX hubs and optimize their infrastructure and resources.

The market for our services has historically been served by large telecommunications carriers who have bundled their telecommunications services and managed services with their colocation offerings. Over the past several years, a number of these telecommunications carriers have eliminated or reduced their colocation footprint to focus on their core businesses. Additionally, many of the competitive providers have failed to scale their businesses and have been forced to exit the market. Although some of our larger customers, including companies such as AOL, Google or MSN operate or are building their own data centers for their large infrastructure deployments, these customers continue to have a presence in an Equinix data center to use our interconnection services to reach their business partners. The need for large, wholesale outsourced data centers is also, more recently, being addressed by real estate investment trusts (REITs) who are building large centers to meet customers’ needs for large or standalone centers, a different customer segment than Equinix serves. However, with the departure of most of the telecommunications companies from this market and a lack of new supply resulting from legacy centers that are often unable to address the significant power needs of today’s customers and a lack of new centers being built, there now exists a significant supply and demand imbalance in the customer segment we serve. This reduction in supply in the industry has led to stabilized pricing and increased demand for our centers. We have gained many of those customers no longer served by the large telecommunications companies as access to their networks is also available in our IBX hubs. Strategically, we will continue to look at attractive opportunities to grow our market share and selectively improve our footprint and service offerings.

Our Strategy

Our objective is to become the premier hub for critical Internet properties, enterprises, content providers and government agencies to locate their information technology infrastructure operations in order to gain maximum benefits from the choice of networks and partners in the most simple and efficient manner. Key components of our strategy include the following:

Continue to Build upon our Critical Mass of Network Providers and Content Companies and Grow our Position within Enterprise and Government.    We have assembled a critical mass of premier network providers and content companies and have become one of the core hubs of the Internet. This critical mass is a key selling point since content companies want to connect with a diverse set of networks to provide the best connectivity to their end-customers and network companies want to sell bandwidth to content customers and interconnect with other networks in the most efficient manner available. Currently, we service over 200 unique networks, including all of the top tier networks, allowing our customers to directly interconnect with providers that serve more than 90% of global Internet routes. We have a growing mass of key players in the enterprise sector, such as Bank of America, The Gap, Gannett, Goldman Sachs, IBM, Salesforce.com, SOLO Cup, Sony and others. Similarly, we have experienced increasing success in attracting customers from the government sector, such as NASA. We expect the success we have experienced in the financial and digital media segments to continue to drive our growth in 2007 and beyond.

Leverage the Network Effect.    As networks, content providers and other enterprises locate in our IBX centers, it benefits their suppliers and business partners to do so as well to gain the full economic and performance benefits of direct interconnection. These partners, in turn, pull in their business partners, creating a “network effect” of customer adoption. Our interconnection services enable scalable, reliable and cost-effective interconnection and traffic exchange, thus lowering overall cost and increasing flexibility. The ability to directly interconnect with a wide variety of companies is a key differentiator for us in the market.

Promote our IBX Centers as the Highest Performance Points on the Internet.    Data center reliability, power availability and network choice are the most important attributes when our customers are choosing a data center provider. Our premier IBX hubs are next-generation data centers and offer customers advanced security, reliability and redundancy. Our security design in the U.S. IBX centers includes five levels of biometrics security to access customer cages. Our power infrastructure includes N+1 redundancy for all systems and has delivered 99.999% uptime over the period from January 1, 2002 through December 31, 2006. We provide access to over 200 different network providers. Our support staff, trained to aid customers with operational support, is available 24 hours a day, 365 days a year.

Provide New Products and Services within our IBX Centers.    We plan to continue to offer additional products and services that are most valuable to our customers as they manage their Internet and network businesses and, specifically, as they attempt to effectively utilize multiple networks. Examples include our IBX Link services which allows customers to easily move traffic between IBX centers located in the same metro area or the Financial Exchange service which allows direct interconnection with electronic financial exchanges, such as the Chicago Mercantile Exchange.

Expand to Satisfy our Customers’ Growth Needs.    We plan to expand in key markets based on customer demand to ensure a smooth growth path for our customers. For example, from October 2003 to October 2005, we acquired six new IBX centers in our key markets, increasing our customer cabinet capacity by 50%. We currently have four additional new IBX builds underway in the U.S. and Tokyo, Japan markets, and two IBX expansions underway in Singapore and Sydney, Australia. Our strategy is to continue to grow in select existing markets and possibly expand to additional markets where we believe warranted based on anticipated demand and financial return. We expect to execute this expansion strategy in a cost-effective and prudent manner through a combination of acquiring existing centers through lease or purchase, or building new centers based on key criteria, such as demand and potential financial return, in each market.

Recent Developments

San Jose Property Acquisition

In January 2007, we entered into an agreement to purchase the building and property where our original Silicon Valley IBX center is located for $65.0 million, which is expected to close no later than November 2007. We made an initial $6.5 million deposit, and we intend to finance the balance with external financing. We refer to this transaction as the San Jose property acquisition.

Chicago IBX Financing

In February 2007, we entered into a construction loan facility of up to $110.0 million which has a term of three years and bears interest at a floating rate (one, three or six month LIBOR plus 2.75%), with an initial rate of 8.125%, to finance a portion of the design, development and construction costs of the Chicago metro area IBX expansion project. We refer to this transaction as the Chicago IBX financing. As of March 23, 2007, we had drawn $24.6 million on the Chicago IBX loan facility and expect to be fully drawn on the Chicago IBX loan facility by the end of 2007.

Conversion of 2.50% Convertible Subordinated Debentures due 2024

In March 2007, we entered into agreements with certain holders of our 2.50% Convertible Subordinated Debentures due 2024, pursuant to which we exchanged an aggregate of 1,367,090 newly issued shares of our common stock for such holders’ $54.0 million principal amount of the debentures. The number of shares of common stock issued equaled the amount issuable upon conversion of the debentures in accordance with their terms. In addition, each holder received cash consideration equal to accrued and unpaid interest through the redemption date and the present value of the future interest payments due through February 15, 2009, plus an immaterial inducement fee.

Appointment of New Chief Executive Officer and Director

On March 16, 2007, we extended an offer of employment to Stephen M. Smith to serve as our Chief Executive Officer and President, and Mr. Smith accepted this offer. Mr. Smith is expected to commence his employment with us on April 2, 2007. Mr. Smith will be appointed to our Board of Directors effective April 2,

2007. As a member of our Board of Directors, Mr. Smith will be appointed to serve on our Stock Option Committee. As previously disclosed, Peter Van Camp, our current Chief Executive Officer and President, will become Executive Chair upon Mr. Smith’s commencement of employment.

New IBX Expansion within our Existing Washington, D.C. Area Campus

On March 27, 2007, we announced that we will build a new 85,000 square foot IBX data center in the Washington, D.C. area to meet continued customer demand in the region. The new center will be located adjacent to the four other data centers that we currently operate in the Washington, D.C. area. We intend to invest approximately $70.0 million of capital expenditures in the new expansion, of which approximately $45.0 million is expected to be incurred in 2007.

2007 Expected Capital Expenditures

As a result of the Washington, D.C. area expansion, we expect our capital expenditures for the full year 2007 to be in a range of $361.0 to $381.0 million, comprised of $36.0 million of ongoing capital expenditures and approximately $325.0 to $345.0 million of expansion capital expenditures.

Company Information

Our principal executive offices are located at 301 Velocity Way, Fifth Floor, Foster City, CA 94404 and our telephone number is (650) 513-7000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus.

The Offering

The Offering

Issuer	Equinix, Inc.

Securities Offered

$200,000,000 aggregate principal amount of         % Convertible Subordinated Notes due April 15, 2012. We have also granted the underwriters an over-allotment option to purchase up to an additional $30,000,000 aggregate principal amount of notes.

Maturity Date	April 15, 2012, unless earlier redeemed, repurchased or converted.

Interest and Payment Dates	The notes will bear interest at an annual rate of %. Interest is payable on April 15 and October 15 of each year, beginning on October 15, 2007.

Subordination

The notes are our unsecured obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness and equal in right of payment with all of our existing and future subordinated indebtedness, including our 2.50% Convertible Subordinated Debentures due 2024. See “Description of Notes—Ranking.” The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2006, we had outstanding approximately $98.9 million of senior indebtedness and $180.9 million of subordinated indebtedness ($54.0 million of which was converted into common stock prior to this offering) of which our subsidiaries had approximately $193.6 million of debt, excluding intercompany debt. The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior indebtedness.

Optional Redemption

We do not have the right to redeem the notes prior to April 16, 2010. At any time on or after April 16, 2010, we will have the right, at our option, to redeem the notes, in whole or in part, in cash but only if the closing sale price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to the day we give notice of redemption is greater than 130% of the applicable conversion price on the date of the notice. The redemption price will be paid in cash and will equal 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

Conversion Rights

The notes are convertible into shares of our common stock at a conversion rate of              shares per $1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of approximately $           per share of common stock.

Holders may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date under the following circumstances:

•	during any fiscal quarter (and only during that fiscal quarter) ending after June 30, 2007, if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than 130% of the conversion price per share of common stock on such last trading day;

•

subject to certain exceptions, during the five business day period following any ten consecutive trading day period in which the trading price of the notes for each day of such period was less than 98% of the product of the sale price of our common stock and the conversion rate;

•	if such notes have been called for redemption;

•	upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion of Notes—Conversion Upon Specified Corporate Transactions;” or

•	at any time on or after March 15, 2012.

Upon conversion, holders will not receive any cash representing accrued interest, except in limited circumstances. See “Description of Notes—Conversion Procedures.”

Upon conversion, holders will receive, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock. However, we may at any time irrevocably elect for the remaining term of the notes to satisfy our conversion obligation in cash up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied in shares of our common stock or a combination of cash and shares of our common stock. Any such election is in our sole discretion and will apply for the remaining term of the notes following such election. See “Description of Notes—Conversion Procedures—Payment upon Conversion.”

As described in this prospectus, the conversion rates may be adjusted upon the occurrence of certain events, including for any cash dividend, but they will not be adjusted for accrued and unpaid interest. Except in limited circumstances, you will not receive any cash payment representing accrued and unpaid interest upon conversion of a note. Upon conversion, accrued but unpaid interest will be deemed paid in full rather than cancelled, extinguished or forfeited.

Notes called for redemption may be surrendered for conversion prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the redemption date.

Fundamental Change

If we experience a fundamental change, as described under “Description of Notes—Repurchase at Option of the Holder upon a Fundamental Change,” holders will, subject to specified conditions, have the right, at their option, to require us to repurchase for cash all or a portion of their notes. The repurchase price will be paid in cash and will equal 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.

Following certain corporate transactions that constitute a change of control we will increase the conversion rate for a holder who elects to convert notes in connection with such change of control in certain circumstances, as described under “Description of Notes—Adjustment to Conversion Rate Upon a Change of Control.”

Use of Proceeds

We intend to use the net proceeds of this offering for general corporate purposes, including the funding of our expansion activities and working capital requirements. See “Recent Developments—New IBX Expansion within our Existing Washington, D.C. Area Campus” and “Use of Proceeds.”

Trading	The notes will not be listed on any securities exchange. Our common stock is listed on the NASDAQ Global Select Market under the symbol “EQIX.”

Risk Factors	Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before buying any notes.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their related notes incorporated by reference into this prospectus and “Use of Proceeds” and “Capitalization.” The historical financial information presented below may not be indicative of our future performance.

	Years ended December 31,
	2002	2003	2004	2005	2006
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues	$77,188	$117,942	$163,671	$221,057	$286,915

Costs and operating expenses:
Cost of revenues	104,073	128,121	136,950	158,354	188,379
Sales and marketing	15,247	19,483	18,604	20,552	32,619
General and administrative	30,659	34,293	32,494	45,110	72,123
Restructuring charges	28,885	—	17,685	33,814	1,527
Gain on Honolulu IBX sale	—	—	—	—	(9,647)

Total costs and operating expenses	178,864	181,897	205,733	257,830	285,001

Income (loss) from operations	(101,676)	(63,955)	(42,062)	(36,773)	1,914
Interest income	998	296	1,291	3,584	6,627
Interest expense	(35,098)	(20,512)	(11,496)	(8,880)	(14,875)
Gain (loss) on debt extinguishment and conversion	114,158	—	(16,211)	—	—
Income taxes	—	—	(153)	(543)	(439)
Cumulative effect of a change in accounting principle	—	—	—	—	376

Net loss	$(21,618)	$(84,171)	$(68,631)	$(42,612)	$(6,397)

Net loss per share:
Basic and diluted	$(7.23)	$(8.76)	$(3.87)	$(1.78)	$(0.22)

Weighted average shares	2,990	9,604	17,719	23,956	28,551

Ratio of earnings to fixed charges(1)	1.0:2.0	—	—	—	1.0:1.5

	As of December 31, 2006
	Actual	Pro Forma As Adjusted(2)
	(dollars in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term and long-term investments	$156,481	$362,015
Accounts receivable, net	26,864	26,864
Property and equipment, net	546,395	546,395
Total assets	771,832	991,672
Capital lease and other financing obligations, excluding current portion	92,722	92,722
Mortgage payable, excluding current portion	96,746	96,746
Chicago IBX Financing	—	24,607
Convertible subordinated debentures due 2024	86,250	32,250
Convertible subordinated notes due 2012 offered hereby	—	200,000
Total stockholders’ equity	355,028	404,767

Other Financial Data:
Net cash provided by operating activities	75,412	71,499
Net cash used in investing activities	(158,470)	(164,970)
Net cash provided by financing activities	46,107	262,054

(1)	In calculating the ratio of earnings to fixed charges, earnings consist of net loss before each of income tax expense, cumulative effect of a change in accounting principle and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that was attributed to interest. The ratio of earnings to fixed charges was less than 1.0 to 1.0 for each of the periods presented, except the years ended December 31, 2002 and December 31, 2006. The coverage deficiency for the years ended December 31, 2003, 2004 and 2005 was $84.2 million, $68.5 million and $42.1 million, respectively.
(2)	Pro forma as adjusted to give effect to (1) the conversion of $54.0 million aggregate principal amount of our 2.50% Convertible Subordinated Debentures due 2024 in March 2007, (2) $24.6 million in total drawdowns through March 23, 2007 from our $110.0 million Chicago IBX loan facility, (3) a $6.5 million deposit paid in January 2007 related to the San Jose property acquisition and (4) the sale of the notes offered hereby, after deducting underwriting discounts and estimated offering expenses.

RISK FACTORS

Any investment in the notes or our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase the notes or to convert the notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes and our common stock could decline, and you may lose all or part of your investment in the notes and our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business

We have incurred substantial losses in the past and may continue to incur additional losses in the future.

Although we have generated cash from operations since the quarter ended September 30, 2003, for the years ended December 31, 2006, 2005 and 2004, we incurred net losses of $6.4 million, $42.6 million and $68.6 million, respectively. Although we believe we are approaching a position of having our net losses decrease to a breakeven level or even possibly producing some nominal level of net income in the foreseeable future, we are also currently investing heavily in our future growth through the build-out of several additional IBX centers. As a result, we will incur higher depreciation and other operating expenses that will negatively impact our ability to achieve and sustain profitability unless and until these new IBX centers generate enough revenue to exceed their operating costs and cover our additional overhead needed to scale our business for this anticipated growth. Although our goal is to achieve profitability, there can be no guarantee that we will become profitable, and we may continue to incur additional losses. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We are continuing to invest in our expansion efforts but may not have sufficient customer demand in the future to realize expected returns on these investments.

We are considering the acquisition or lease of additional properties, including construction of new IBX centers beyond those expansion projects already announced. We will be required to commit substantial operational and financial resources to these IBX centers, generally 12-18 months in advance of securing customer contracts, and we may not have sufficient customer demand in those markets to support these centers once they are built. In addition, unanticipated technological changes could affect customer requirements for data centers and we may not have built such requirements into our new IBX centers. Any of these contingencies, if they were to occur, could make it difficult for us to realize expected or reasonable returns on these investments.

We have begun construction of new IBX centers, and may begin construction of additional new IBX centers, which could involve significant risks to our business.

We believe that most of the pre-existing built-out data centers have already been acquired, and that there are few if any viable distressed assets available for us to acquire in our key markets today. In order to sustain our growth in these markets, we must acquire suitable land with or without structures to build our new IBX centers from the ground up (a “greenfield” build). Greenfield builds are currently underway in the Chicago, Washington D.C. and New York metro areas. A greenfield build involves substantial planning and lead-time, much longer time to completion than we have currently experienced in our recent IBX retrofits of existing data centers, and significantly higher costs of construction, equipment, and materials which could have a negative impact on our returns. A greenfield build also requires us to carefully select and rely on the experience of one or several general contractors and associated subcontractors during the construction process. Should a general contractor or significant subcontractor experience financial or other problems during the construction process, we could experience significant delays, increased costs to complete the project and other negative impacts to our expected returns. Site selection is also a critical factor in our expansion plans, and there may not be suitable properties available in our markets with the necessary combination of high power capacity and fiber connectivity.

While we may prefer to locate new IBX centers adjacent to our existing locations, we may be limited by the inventory and location of suitable properties as well as the need for adequate power and fiber to the site. In the event we decide to build new IBX centers separate from our existing IBX centers, we may provide services to interconnect these two centers. Should these services not provide the necessary reliability to sustain service, this could result in lower interconnection revenue, lower margins and could have a negative impact on customer retention over time.

If we are not able to generate sufficient operating cash flows or obtain external financing, our ability to fund capital expenditures or fulfill our obligations or execute expansion plans may be limited.

Our capital expenditures, together with ongoing operating expenses and obligations to service our debts, will be a substantial drain on our cash flow and may decrease our cash balances. We regularly assess markets for external financing opportunities, including debt and equity. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. Our inability to obtain needed debt and/or equity financing or to generate sufficient cash from operations may require us to abandon projects or curtail capital expenditures. If we curtail capital expenditures or abandon projects, we could be materially adversely affected.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable service. We must protect our customers’ IBX infrastructure and their equipment located in our IBX centers. We continue to acquire IBX centers not built by us. If these IBX centers and their infrastructure assets are not in the condition we believe them to be in, we may be required to incur substantial additional costs to repair or upgrade the centers. The services we provide in each of our IBX centers are subject to failure resulting from numerous factors, including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood, tornados and other natural disasters;

•	extreme temperatures;

•	water damage;

•	fiber cuts;

•	power loss;

•	terrorist acts;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more of our IBX centers, whether or not within our control, could result in service interruptions or significant equipment damage. For example, in the event of an unusually long period of extreme heat, we may not be able to keep certain of our centers in compliance with our stated cooling objectives or the center’s cooling units could fail under the strain. The extreme temperatures could also lead to our suppliers experiencing electrical power outages or shortages. We have service level commitment obligations to certain of our customers, including our significant customers. As a result, service interruptions or significant equipment damage in our IBX centers could result in difficulty maintaining service level commitments to these customers and potential claims related to such failures. For example, for the year ended December 31, 2005, we recorded $457,000 in service level credits to various customers, primarily associated with two separate power outages that affected our Chicago and Washington, D.C. metro area IBX centers.

If we incur significant financial commitments to our customers in connection with a loss of power, or our failure to meet other service level commitment obligations, our liability insurance may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon Internet service providers, telecommunications carriers and other website operators in the U.S., Asia and elsewhere, some of which have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially adversely impacted.

A portion of the managed services business we acquired in our combination with i-STT Pte. Ltd. and Pihana Pacific, Inc. in 2002, which we call the combination, involves the processing and storage of confidential customer information. Inappropriate use of those services could jeopardize the security of customers’ confidential information causing losses of data or financially impacting our customers or us and subjecting us to the risk of lawsuits. Efforts to alleviate problems caused by computer viruses or other inappropriate uses or security breaches may lead to interruptions, delays or cessation of our managed services.

There is no known prevention or defense against denial of service attacks. During a prolonged denial of service attack, Internet service may not be available for several hours, thus negatively impacting hosted customers’ on-line business transactions. Affected customers might file claims against us under such circumstances. Our property and liability insurance may not be adequate to cover these customer claims.

We expect our operating results to fluctuate.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our common stock to decline. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including:

•	financing or other expenses related to the acquisition, purchase or construction of additional IBX centers;

•	mandatory expensing of employee stock-based compensation, including restricted shares and units;

•	demand for space, power and services at our IBX centers;

•	changes in general economic conditions and specific market conditions in the telecommunications and Internet industries;

•	costs associated with the write-off or exit of unimproved or underutilized property;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and services and the gross margins associated with our products and services;

•	the timing required for new and future centers to open or become fully utilized;

•	competition in the markets in which we operate;

•	conditions related to international operations;

•	increasing repair and maintenance expenses in connection with aging IBX centers;

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lack of available capacity in our existing IBX centers to book new revenue or delays in opening up new or acquired IBX centers may delay our ability to book new revenue in markets which have otherwise reached capacity;

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the timing and magnitude of other operating expenses, including taxes, capital expenditures and expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets; and

•	the cost and availability of adequate public utilities, including power.

Any of the foregoing factors, or other factors discussed elsewhere in this prospectus or incorporated by reference herein, could have a material adverse effect on our business, results of operations and financial condition. Although we have experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. It is possible that we may never generate net income on a quarterly or annual basis in the future. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of our future performance. In addition, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

Our inability to use our tax net operating losses will cause us to pay taxes at an earlier date and in greater amounts, which may harm our operating results.

We believe that our ability to use our pre-2003 tax net operating losses, or NOLs, in any taxable year is subject to limitation under Section 382 of the United States Internal Revenue Code of 1986, as amended (the “Code”), as a result of the significant change in the ownership of our stock that resulted from the combination. We expect that a significant portion of our NOLs accrued prior to December 31, 2002 will expire unused as a result of this limitation. In addition to the limitations on NOL carry-forward utilization described above, we believe that Section 382 of the Code will also significantly limit our ability to use the depreciation and amortization on our assets, as well as certain losses on the sale of our assets, to the extent that such depreciation, amortization and losses reflect unrealized depreciation that was inherent in such assets as of the date of the combination. These limitations will cause us to pay taxes at an earlier date and in greater amounts than would occur absent such limitations.

We are exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Although we received an unqualified opinion regarding the effectiveness of our internal controls over financial reporting as of December 31, 2006, in the course of our ongoing evaluation of our internal controls over financial reporting, we have identified certain areas which we would like to improve and are in the process of evaluating and designing enhanced processes and controls to address these areas identified during our evaluation, none of which we believe constitutes or will constitute a material change. However, we cannot be certain that our efforts will be effective or sufficient for us, or our independent registered public accounting firm, to issue unqualified reports in the future, especially as our business continues to grow and evolve.

It may be difficult to design and implement effective financial controls for combined operations, and differences in existing controls of any acquired businesses may result in weaknesses that require remediation when the financial controls and reporting are combined.

Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement improvements to our internal reporting systems and controls in an efficient and timely manner and may discover deficiencies in existing systems and controls.

If we cannot effectively manage international operations, including our international expansion plans, our revenues may not increase and our business and results of operations would be harmed.

For the years ended December 31, 2006, 2005 and 2004, we recognized 14%, 13% and 13%, respectively, of our revenues outside North America. We anticipate that, for the foreseeable future, a significant part of our revenues will be derived from sources outside North America.

To date, the neutrality of our IBX centers and the variety of networks available to our customers has often been a competitive advantage for us. In certain of our acquired IBX centers, in Singapore in particular, the limited number of carriers available reduces that advantage. As a result, we may need to adapt our key revenue-generating services and pricing to be competitive in that market.

We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. To date, the majority of our revenues and costs have been denominated in U.S. dollars; however, the majority of revenues and costs in our international operations have been denominated in Singapore dollars, Japanese yen and Australia and Hong Kong dollars. Although we have in the past and may decide to undertake foreign exchange hedging transactions in the future to reduce foreign currency transaction exposure, we do not currently intend to eliminate all foreign currency transaction exposure. Where our prices are denominated in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the U.S. dollar, thereby making our products and services more expensive in local currencies.

We are currently undergoing an expansion of our IBX center in the Tokyo, Japan metro area and have announced our plans to expand our IBX center in Singapore. Undertaking and managing these expansions in foreign jurisdictions may present unanticipated challenges to us. In addition, any expansion requires substantial operational and financial resources, and we may not have sufficient customer demand to support the expansion once complete. Unanticipated technological changes could also affect customer requirements for data centers and we may not have built such requirements into our expanded IBX centers. We are also exposed to risks resulting from fluctuations in foreign currency exchange rates in connection with our international expansions. To the extent we are paying contractors in foreign currencies, our expansions could cost more than anticipated from declines in the U.S dollar relative to foreign currencies.

Our international operations are generally subject to a number of additional risks, including:

•	the costs of customizing IBX centers for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	our ability to obtain, transfer, or maintain licenses required by governmental entities with respect to our business; and

•	compliance with evolving governmental regulation with which we have little experience.

The increased use of high power density equipment may limit our ability to fully utilize our IBX centers.

Customers are increasing their use of high-density electrical power equipment, such as blade servers, in our IBX centers which has significantly increased the demand for power on a per cabinet basis. Because most of our centers were built several years ago, the current demand for electrical power may exceed the designed electrical capacity in these centers. As electrical power, not space, is typically the limiting factor in our IBX data centers, our ability to fully utilize those IBX centers may be limited. The availability of sufficient power may also pose a risk to the successful operation of our new IBX centers. The ability to increase the power capacity of an IBX, should we decide to, is dependent on several factors including, but not limited to, the local utility’s ability to provide additional power; the length of time required to provide such power; and/or whether it is feasible to upgrade the electrical infrastructure of an IBX to deliver additional power to customers. Although we are currently designing and building to a much higher power specification, there is a risk that demand will continue to increase and our IBX centers could become obsolete sooner than expected.

We may make acquisitions, which pose integration and other risks that could harm our business.

We have recently acquired several new IBX centers, and we may seek to acquire additional IBX centers, real estate for development of new IBX centers, or complementary businesses, products, services or technologies. As a result of these acquisitions, we may be required to incur additional debt and expenditures and issue additional shares of our common stock to pay for the acquired businesses, products, services or technologies, which may dilute our stockholders’ ownership interest and may delay, or prevent, our profitability. These acquisitions may also expose us to risks such as:

•	the possibility that we may not be able to successfully integrate acquired businesses or achieve the level of quality in such businesses to which our customers are accustomed;

•	the possibility that additional capital expenditures may be required;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and integrating acquired businesses;

•	the possible loss or reduction in value of acquired businesses;

•	the possibility that our customers may not accept either the existing equipment infrastructure or the “look-and-feel” of a new or different IBX center;

•	the possibility that carriers may find it cost-prohibitive or impractical to bring fiber and networks into a new IBX center;

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the possibility of pre-existing undisclosed liabilities regarding the property or IBX center, including but not limited to environmental or asbestos liability, of which our insurance may be insufficient or for which we may be unable to secure insurance coverage; and

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the possibility that the concentration of our IBX centers in the Silicon Valley, Los Angeles and Tokyo, Japan metro areas may increase our exposure to seismic activity, especially if these centers are located on or near fault zones.

We cannot assure you that the price for any future acquisitions will be similar to prior IBX acquisitions. In fact, we expect acquisition costs, including capital expenditures required to build or render new IBX centers operational, to increase in the future. If our revenue does not keep pace with these potential acquisition and expansion costs, we may not be able to maintain our current or expected margins as we absorb these additional expenses. There is no assurance we would successfully overcome these risks or any other problems encountered with these acquisitions.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general lack of availability of electrical resources.

Our IBX centers are susceptible to regional costs of power, electrical power shortages, planned or unplanned power outages, and limitations, especially internationally, on the availability of adequate power resources.

Power outages, such as those that occurred in California during 2001, the Northeast in 2003, and from the tornados on the U.S. East Coast in 2004, could harm our customers and our business. We attempt to limit exposure to system downtime by using backup generators and power supplies; however, we may not be able to limit our exposure entirely even with these protections in place, as was the case with the power outages we experienced in our Chicago and Washington, D.C. metro area IBX centers in 2005.

In addition, global fluctuations in the price of power can increase the cost of energy, and although contractual price increase clauses may exist in some of our customer agreements, we may not be able to pass these increased costs on to our customers.

In each of our markets, we rely on third parties to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are growing on a per unit basis. As a result, some customers are consuming an increasing amount of power per cabinet. We generally do not control the amount of electric power our customers draw from their installed circuits. This means that we could face power limitations in our centers. This could have a negative impact on the effective available capacity of a given center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows.

We may also have difficulty obtaining sufficient power capacity for potential expansion sites in new or existing markets. We may experience significant delays and substantial increased costs demanded by the utilities to provide the level of electrical service required by our current IBX center designs.

We may be forced to take steps, and may be prevented from pursuing certain business opportunities, to ensure compliance with certain tax-related covenants agreed to by us in connection with the combination.

We agreed to a covenant in connection with the combination (which we refer to as the FIRPTA covenant) that we would use all commercially reasonable efforts to ensure that at all times from and after the closing of the combination none of our capital stock issued to STT Communications would constitute “United States real property interests” within the meaning of Section 897(c) of the Code. Under Section 897(c) of the Code, our capital stock issued to STT Communications would generally constitute “United States real property interests” at such point in time that the fair market value of the “United States real property interests” owned by us equals or exceeds 50% of the sum of the aggregate fair market values of (a) our “United States real property interests,” (b) our interests in real property located outside the United States, and (c) any other assets held by us which are used or held for use in our trade or business. Currently, the fair market value of our “United States real property interests” is significantly below the 50% threshold. However, in order to assure compliance with the FIRPTA covenant, we may be limited with respect to the business opportunities we may pursue, particularly if the business opportunities would increase the amounts of “United States real property interests” owned by us or decrease the amount of other assets owned by us. In addition, we may take proactive steps to avoid our capital stock being deemed “United States real property interest,” including, but not limited to, (a) a sale-leaseback transaction with respect to some or all of our real property interests, or (b) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all of our outstanding stock (this reorganization would require the submission of that transaction to our stockholders for their approval and the consummation of that exchange). We will take these actions only if such actions are commercially reasonable for our stockholders and us. We have entered into an agreement with STT Communications and its affiliate pursuant to which we will no longer be bound by the FIRPTA covenant as of September 30, 2009. If we were to breach this covenant, we may be liable for damages to STT Communications.

Increases in property taxes could adversely affect our business, financial condition and results of operations.

Our IBX centers are subject to state and local real property taxes. The state and local real property taxes on our IBX centers may increase as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits, which may cause them to increase assessments or taxes. If property taxes increase, our business, financial condition and operating results could be adversely affected.

STT Communications has voting control over a substantial portion of our stock and has influence over matters requiring stockholder consent.

As of December 31, 2006, STT Communications, through its subsidiary, i-STT Investments (Bermuda) Ltd., had voting control over approximately 15% of our outstanding common stock. In addition, STT Communications is not prohibited from buying shares of our stock in public or private transactions. As a result, STT Communications is able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could prevent or delay a third party from acquiring or merging with us.

Our non-U.S. customers include numerous related parties of STT Communications.

We continue to have contractual and other business relationships and may engage in material transactions with affiliates of STT Communications. Circumstances may arise in which the interests of STT Communications’ affiliates may conflict with the interests of our other stockholders. In addition, entities affiliated with STT Communications make investments in various companies. They have invested in the past, and may invest in the future, in entities that compete with us. In the context of negotiating commercial arrangements with affiliates, conflicts of interest have arisen in the past and may arise, in this or other contexts, in the future. We cannot assure you that any conflicts of interest will be resolved in our favor.

If regulated materials are discovered at centers leased or owned by us, we may be required to remove or clean-up such materials, the cost of which could be substantial.

We are subject to various environmental and health and safety laws and regulations, including those relating to the generation, storage, handling and disposal of hazardous substances and wastes. Certain of these laws and regulations also impose joint and several liability, without regard to fault, for investigation and cleanup costs on current and former owners and operators of real property and persons who have disposed of or released hazardous substances into the environment. Our operations involve the use of hazardous substances and materials such as petroleum fuel for emergency generators, as well as batteries, cleaning solutions and other materials. In addition, we lease, own or operate real property at which hazardous substances and regulated materials have been used in the past. At some of our locations, hazardous substances or regulated materials are known to be present in soil or groundwater and there may be additional unknown hazardous substances or regulated materials present at sites we own, operate or lease. At one of our locations, there are land use restrictions in place relating to an earlier environmental cleanup that do not materially limit our use of the site. To the extent any hazardous substances or any other substance or material must be cleaned up or removed from our property, we may be responsible under applicable laws, regulations or leases for the removal or cleanup of such substances or materials, the cost of which could be substantial. In addition, noncompliance with existing, or adoption of more stringent, environmental or health and safety laws and regulations or the discovery of previously unknown contamination could require us to incur costs or become the basis of new or increased liabilities that could be material.

We depend on a number of third parties to provide Internet connectivity to our IBX centers; if connectivity is interrupted or terminated, our operating results and cash flow could be materially adversely affected.

The presence of diverse telecommunications carriers’ fiber networks in our IBX centers is critical to our ability to retain and attract new customers. We are not a telecommunications carrier, and as such we rely on third parties to provide our customers with carrier services. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. We rely primarily on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to connect from their centers to our IBX centers. Carriers will likely evaluate the revenue opportunity of an IBX center based on the assumption that the environment will be highly competitive. We cannot assure you that any carrier will elect to offer its services within our IBX centers or that once a carrier has decided to provide Internet connectivity to our IBX centers that it will continue to do so for any period of time. Further, many carriers are experiencing business difficulties or announcing consolidations. As a result, some carriers may be forced to downsize or terminate connectivity within our IBX centers, which could have an adverse effect on our operating results.

Our new IBX centers require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our IBX centers is complex and involves factors outside of our control, including regulatory processes and the availability of construction resources. If the establishment of highly diverse Internet connectivity to our IBX centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow will be adversely affected. Any hardware or fiber failures on this network may result in significant loss of connectivity to our new IBX expansion centers. This could affect our ability to attract new customers to these IBX centers or retain existing customers.

Our networks may be vulnerable to unauthorized persons accessing our systems, which could disrupt our operations and result in the theft of our proprietary information.

A party who is able to breach the security measures on our networks could misappropriate either our proprietary information or the personal information of our customers, or cause interruptions or malfunctions in our operations. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security, which could have a material adverse affect on our financial performance and operating results.

A small number of customers, including IBM, account for a significant portion of our revenues, and the loss of any of these customers could significantly harm our business, financial condition and results of operations.

As of December 31, 2006, we had 1,290 customers. While no single customer accounted for 10% of our revenues for the year ended December 31, 2006, our top 10 customers accounted for 25% of our revenues during this period. We expect that a small percentage of our customers will continue to account for a significant portion of our revenues for the foreseeable future. We cannot guarantee that we will retain these customers or that they will maintain their commitments in our IBX centers at current levels. For example, although the term of our contract with IBM, our single largest customer, runs through 2011, IBM currently has the right to reduce its commitment to us pursuant to the terms and requirements of its customer agreement. If we lose any of these key customers, or if any of them decide to reduce the level of their commitment to us, our business, financial condition and results of operations could be adversely affected.

We resell products and services of third parties that may require us to pay for such products and services even if our customers fail to pay us for the products and services, which may have a negative impact on our operating results.

In order to provide resale services such as bandwidth, managed services and other network management services, we contract with third party service providers. These services require us to enter into fixed term contracts for services with third party suppliers of products and services. If we experience the loss of a customer who has purchased a resale product, we will remain obligated to continue to pay our suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce our financial resources and may have a material adverse affect on our financial performance and operating results.

We may not be able to compete successfully against current and future competitors.

Our IBX centers and other products and services must be able to differentiate themselves from those of other providers of space and services for telecommunications companies, webhosting companies and other colocation providers. In addition to competing with neutral colocation providers, we must compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and webhosting facilities. Similarly, with respect to our other products and services, including managed services, bandwidth services and security services, we must compete with more established providers of similar services. Most of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than us.

Because of their greater financial resources, some of our competitors have the ability to adopt aggressive pricing policies, especially if they have been able to restructure their debt or other obligations. As a result, in the future, we may suffer from pricing pressure that would adversely affect our ability to generate revenues and adversely affect our operating results. In addition, these competitors could offer colocation on neutral terms, and may start doing so in the same metropolitan areas in which we have IBX centers. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services, and may do so in a manner that is more attractive to our potential customers than obtaining space in our IBX centers. If these competitors were able to adopt aggressive pricing policies together with offering colocation space, our ability to generate revenues would be materially adversely affected.

We may also face competition from persons seeking to replicate our IBX concept by building new centers or converting existing centers that some of our competitors are in the process of divesting. We may continue to see increased competition for data center space and customers from large REITS who also operate in our market. We may experience competition from our landlords, some of which are REITS, in this regard. Rather than leasing available space in our buildings to large single tenants, they may decide to convert the space instead to smaller square foot units designed for multi-tenant colocation use. Landlords/REITS may enjoy a cost effective advantage in providing services similar to those provided by our IBXs, and in addition to the risk of losing customers to these parties this could also reduce the amount of space available to us for expansion in the future. Competitors may operate more successfully or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in outsourcing arrangements may be reluctant or slow to replace, limit or compete with their existing systems by becoming a customer. Customers may also decide it is cost effective for them to build out their own data centers which could have a negative impact on our results of operations. In addition, other companies may be able to attract the same potential customers that we are targeting. Once customers are located in competitors’ facilities, it may be extremely difficult to convince them to relocate to our IBX centers.

Because we depend on the retention of key employees, failure to maintain competitive compensation packages, including equity incentives, may be disruptive to our business.

Our success in retaining key employees and discouraging them from moving to a competitor is an important factor in our ability to remain competitive. As is common in our industry, our employees are typically compensated through grants of equity in addition to their regular salaries. In addition to granting equity to selected new hires, we periodically grant new equity awards to certain employees as an incentive to remain with us. To the extent we are unable to offer competitive compensation packages to our employees and adequately maintain equity incentives due to equity expensing or otherwise, and should employees decide to leave us, this may be disruptive to our business and may adversely affect our business, financial condition and results of operations.

Because we depend on the development and growth of a balanced customer base, failure to attract and retain this base of customers could harm our business and operating results.

Our ability to maximize revenues depends on our ability to develop and grow a balanced customer base, consisting of a variety of companies, including network service providers, site and performance management companies, and enterprise and content companies. The more balanced the customer base within each IBX center, the better we will be able to generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our IBX centers will depend on a variety of factors, including the presence of multiple carriers, the mix of products and services offered by us, the overall mix of customers, the IBX center’s operating reliability and security and our ability to effectively market our services. In addition, some of our customers are, and are likely to continue to be, Internet companies that face many competitive pressures and that may not ultimately be successful. If these customers do not succeed, they will not continue to use the IBX centers. This may be disruptive to our business and may adversely affect our business, financial condition and results of operations.

Our products and services have a long sales cycle that may materially adversely affect our business, financial condition and results of operations.

A customer’s decision to license cabinet space in one of our IBX centers and to purchase additional services typically involves a significant commitment of resources. In addition, some customers will be reluctant to commit to locating in our IBX centers until they are confident that the IBX center has adequate carrier connections. As a result, we have a long sales cycle. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that does not result in revenue. Delays due to the length of our sales cycle may materially adversely affect our business, financial condition and results of operations.

Failure to comply with listing standards for audit committee membership could result in our delisting from The NASDAQ Stock Market and severely limit the liquidity of our common stock.

Our common stock is currently traded on the NASDAQ Global Select Market. Under NASDAQ’s listing maintenance standards, the audit committee of each NASDAQ issuer must have at least three independent members on its audit committee, at least one of whom is a financial expert. On February 8, 2007, we notified NASDAQ that we were not in compliance with these requirements due to the vacancy created by Mr. Louis J. Lavigne, Jr.’s resignation from Equinix’s Board of Directors and its Audit Committee. Mr. Lavigne was the Audit Committee’s chairman and considered its financial expert. With Mr. Lavigne’s resignation, the Audit Committee is comprised of just two independent members and does not have a financial expert. On February 9, 2007, we received a NASDAQ Staff Deficiency Letter confirming that we fail to comply with NASDAQ’s audit committee requirements.

We have a cure period until August 8, 2007 to comply with these requirements and we are currently searching for a new candidate to serve on our Board of Directors and its Audit Committee who possesses qualifications that will satisfy both the independence requirements and the audit committee financial expert requirement. However, if we are unable to find a suitable candidate before August 8, 2007, we may be subject to delisting by NASDAQ.

If our stock is delisted and thus no longer eligible for quotation on the NASDAQ Global Select Market or the NASDAQ Global Market, it would trade either on the NASDAQ Capital Market or on the over-the-counter market, both of which are viewed by most investors as less desirable and less liquid marketplaces. The loss of our listing on the NASDAQ Global Select Market would also complicate compliance with state blue-sky laws. Furthermore, our ability to raise additional capital would be severely impaired. As a result of these factors, the value of the common stock would decline significantly.

If the market price of our stock continues to be highly volatile, the value of an investment in our common stock may decline.

Since the fiscal year ended December 31, 2005, the closing sale price of our common stock on the NASDAQ Global Select Market ranged from $41.43 to $90.00 per share. The market price of the shares of our common stock has been and may continue to be highly volatile. Actual sales, or the market’s perception with respect to possible sales, of a substantial number of shares of our common stock within a narrow period of time could cause our stock price to fall. Announcements by others or us may also have a significant impact on the market price of our common stock. These announcements may include:

•	our operating results;

•	new issuances of equity, debt or convertible debt;

•	developments in our relationships with corporate customers;

•	announcements by our customers or competitors;

•	changes in regulatory policy or interpretation;

•	governmental investigations;

•	changes in the ratings of our stock by securities analysts;

•	purchase or development of real estate and/or additional IBX centers;

•	announcements with respect to the operational performance of our IBX centers;

•	market conditions for telecommunications stocks in general; and

•	general economic and market conditions.

The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging telecommunications companies, and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

We are subject to securities class action and derivative litigation, which may harm our business and results of operations.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. During the quarter ended September 30, 2001, putative shareholder class action lawsuits were filed against us, a number of our officers and directors, and several investment banks that were underwriters of our initial public offering. The suits allege that the underwriter defendants agreed to allocate stock in our initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for our initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. In July 2003, a special litigation committee of our board of directors agreed to participate in a settlement with the plaintiffs. The settlement agreement, as amended, is subject to court approval and sufficient participation by defendants in similar actions. If the proposed settlement, as amended, is not approved by the court, or if a sufficient number of defendants do not participate in the settlement, the defense of this litigation may continue and therefore increase our expenses and divert management’s attention and resources. In addition, we may, in the future, be subject to other securities class action or similar litigation.

On June 29, 2006 and September 18, 2006, shareholder derivative actions were filed in the Superior Court of the State of California, County of San Mateo, naming Equinix as a nominal defendant and several of Equinix’s current and former officers and directors as individual defendants. These actions were consolidated, and the consolidated complaint was filed in January 2007. The consolidated complaint alleges that the individual defendants breached their fiduciary duties and violated California securities law as a result of purported backdating of stock option grants, insider trading and the preparation and approval of inaccurate financial results. Plaintiffs seek to recover, on behalf of Equinix, unspecified monetary damages, corporate governance changes, equitable and injunctive relief, restitution, and fees and costs. Defendants filed a motion to stay this action in deference to a federal derivative action in February 2007. On October 13, 2006, a shareholder derivative action was filed in the United States District Court for the Northern District of California, naming Equinix as a nominal defendant and several current and former officers and directors as individual defendants. This complaint alleges that the individual defendants breached their fiduciary duties and violated California and federal securities laws as a result of purported backdating of stock options, insider trading and the dissemination of false statements. Plaintiff seeks to recover, on behalf of Equinix, unspecified monetary and punitive damages, corporate governance changes, the imposition of a constructive trust over certain stock options and related proceeds, and fees and costs. The deadline for Equinix to move to dismiss the complaint is April 19, 2007. In addition to the pending derivative actions, we may be subject to additional derivative or other lawsuits that may be presented on an individual or class basis alleging claims based on our stock option granting practices. Responding to, investigating and/or defending against these complaints will present a substantial cost to us in both cash and the attention of certain management.

Any adverse outcome in litigation could seriously harm our business and results of operations.

Risks Related to Our Industry

If the use of the Internet and electronic business does not grow, our revenues may not grow.

Acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand for Internet services and products are subject to a high level of uncertainty and are subject to significant pricing pressure, especially in Asia-Pacific. As a result, we cannot be certain that a viable market for our IBX centers will materialize. If the market for our IBX centers grows more slowly than we currently anticipate, our revenues may not grow and our operating results could suffer.

Government regulation may adversely affect the use of the Internet and our business.

Various laws and governmental regulations governing Internet related services, related communications services and information technologies, and electronic commerce remain largely unsettled, even in areas where there has been some legislative action. This is true both in the U.S. and the various foreign countries in which we operate. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications services, and taxation, apply to the Internet and to related services such as ours. We have limited experience with such international regulatory issues and substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the development of the market for online commerce and the displacement of traditional telephony service by the Internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad that may impose additional burdens on companies conducting business online and their service providers. The compliance with, adoption or modification of, laws or regulations relating to the Internet, or interpretations of existing laws, could have a material adverse effect on our business, financial condition and results of operation.

Industry consolidation may have a negative impact on our business model.

The telecommunications industry is currently undergoing consolidation. As customers combine businesses, they may require less colocation space, and there may be fewer networks available to choose from. Given the competitive and evolving nature of this industry, further consolidation of our customers and/or our competitors may present a risk to our network neutral business model and have a negative impact on our revenues. In addition, increased utilization levels industry-wide could lead to a reduced amount of attractive expansion opportunities available to us.

Terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The September 11, 2001 terrorist attacks in the U.S., the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility appear to be having an adverse effect on business, financial and general economic conditions internationally. These effects may, in turn, increase our costs due to the need to provide enhanced security, which would have a material adverse effect on our business and results of operations. These circumstances may also adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our IBX centers. We may not have adequate property and liability insurance to cover catastrophic events or attacks.

Risks Related to this Offering and the Notes

The notes are our unsecured subordinated obligations and are subordinated in right of payment to our senior debt.

The notes will be our unsecured obligations and will rank, in right of payment, junior to all of our existing and future senior debt. The notes will rank equal in right of payment to all of our existing and future subordinated debt, including our 2.50% Convertible Subordinated Debentures due 2024.

In the event we default on any of our senior debt or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the proceeds of the sale of our assets would first be applied to the repayment of our senior debt before any of those proceeds would be available to make payments on our subordinated debt, including the notes. Accordingly, there may be no assets remaining from which claims of the holders of the notes could be satisfied, or if any assets remained, they might be insufficient to satisfy those claims in full.

As of December 31, 2006, we had outstanding approximately $98.9 million of senior indebtedness and $180.9 million of subordinated indebtedness of which our subsidiaries had approximately $193.6 million of debt, excluding intercompany debt ($54.0 million of which was converted into common stock prior to this offering). The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior debt.

Your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our existing and future secured debt.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. As of December 31, 2006, our subsidiaries had approximately $193.6 million of debt outstanding (excluding intercompany debt).

In addition, the notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. As of December 31, 2006, we had approximately $98.9 million of secured indebtedness outstanding, all of which was held by our subsidiaries.

The indenture does not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the notes.

Neither the indenture nor the terms of the notes restrict us from incurring additional debt, including senior debt or secured debt. In addition, the limited covenants contained in the indenture do not require us to achieve or maintain any minimum financial ratios relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the indenture or the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing shares of our common stock or other securities by the terms of the notes.

There may not be an active trading market for the notes and their price may be volatile. Holders may be unable to sell their notes at the price desired or at all.

There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices holders receive if or when they sell the notes will be above their initial offering price. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price of our shares of common stock, our performance and other factors. We do not intend to list the notes on any national securities exchange.

The underwriters have advised us that they intend to make a market in the notes after this offering is completed, but they have no obligation to do so and may cease their market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Exchange Act. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by, among other things, changes in the overall market for debt securities, changes in our financial performance or prospects, the prospects for companies in our industry generally, the number of holders of the notes, the interest of securities dealers in making a market for the notes, and prevailing interest rates.

Restricted convertibility of the notes could result in holders receiving less than the value of our common stock into which a note would otherwise be convertible.

The notes are convertible into cash, shares of our common stock or a combination of cash and shares of our common stock only if specified conditions are met. If the relevant conditions for conversion are not met, holders will not be able to convert their notes, and may not be able to receive the value of the cash, shares or combination of cash and shares into which the notes would otherwise be convertible.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or any shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Since the fiscal year ended December 31, 2005, the closing sale price of our common stock on the NASDAQ Global Select Market ranged from $41.43 to $90.00 per share, and the closing sale price on March 26, 2007 was $90.00 per share. Our stock price may fluctuate in response to a number of events and factors, such as those set forth under “—Risks Related to Our Business—If the market price of our stock continues to be highly volatile, the value of an investment in our common stock may decline.”

In the past, many companies have been the subject of securities class action litigation following periods of volatility in the market price of their stock. See “—Risks Related to Our Business—We are subject to securities class action and derivative litigation, which may harm our business and results of operations.”

In addition, the stock market in general, and prices for companies in our industry in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Because the notes may be converted into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive our common stock upon conversion will also be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. Holders will only be entitled to rights on our common stock if and when we deliver shares of our common stock upon conversion for their notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s conversion of notes, the holder will not be entitled to vote on the amendment, although the holder will nevertheless be subject to any changes in the powers, preferences or rights of our common stock that result from such amendment.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, subdivisions or combinations of our common stock, the issuance of certain rights or warrants, certain distributions of securities, indebtedness or assets, cash dividends and certain tender or exchange offers as described under “Description of Notes—Anti-dilution Adjustments—Adjustment Events.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event may occur that adversely affects the value of the notes but does not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate holders for any lost value of their notes as a result of such transaction.

If a change of control occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such change of control. The increase in the conversion rate will be determined based on the date on which the change of control becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes—Adjustment to Conversion Rate upon a Change of Control.” The adjustment to the conversion rate for notes converted in connection with a change of control may not adequately compensate holders for any lost value of their notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $             per share or less than $             per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In no event will the conversion rate, as a result of a change of control, exceed              per $1,000 principal amount of notes, regardless of when the transaction becomes effective or the price paid per share of our common stock in the transaction, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Anti-dilution Adjustments—Adjustment Events.”

Our obligation to increase the conversion rate in connection with any such change of control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion of the notes will dilute the ownership interests of existing stockholders.

To the extent we deliver shares of our common stock upon conversion of the notes or our 2.50% Convertible Subordinated Debentures due 2024, this will dilute the ownership interests of existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. Our ability to repurchase the notes or pay cash upon conversion may be limited by law or the terms of other agreement relating to our senior indebtedness. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes or to pay cash upon the conversion of the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of Notes—Repurchase at Option of the Holder upon a Fundamental Change.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. Our ability to repurchase the notes or pay cash upon conversion may be limited by law or the terms of other agreements relating to our senior indebtedness. In addition, if we irrevocably elect for the remaining term of the notes to satisfy our conversion obligation in cash up to 100% of the principal amount, such payments may be significant and we may not have sufficient funds to make them when due.

A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required or pay cash in respect of conversions when required would result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, holders will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Upon conversion of the notes, to the extent we settle with cash, we will pay an amount in cash that is based upon a cash settlement averaging period, and you may receive less proceeds than expected.

We may satisfy some or all of our conversion obligation in cash and shares of our common stock. If we choose to satisfy our conversion obligation in cash or a combination of cash and shares, the value of the cash and the number of shares to be delivered, if any, will be calculated based on a 10 consecutive trading day cash settlement averaging period. Accordingly, upon conversion of a note, holders may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined. In addition, because of the 10 trading day cash settlement averaging period, settlement generally will be delayed as detailed under “Description of Notes—Conversion Procedures—Payment upon Conversion.”

Our failure to convert the notes into cash or a combination of cash and shares upon exercise of a holder’s conversion right in accordance with the provisions of the indenture and the continuance of such failure for five days would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes may not be rated or may receive a lower rating than anticipated by investors.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

The notes will initially be held in book-entry form and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if holders own a book-entry interest, they will be permitted to act only to the extent they have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that procedures implemented for the granting of such proxies will be sufficient to enable them to vote on any requested actions on a timely basis.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Holders may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though they do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a taxable dividend to the extent of our earnings and profits that will be subject to U.S. federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Dividend Policy” and “Material U.S. Federal Tax Considerations.”

If a change of control occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the change of control. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Tax Considerations.”

USE OF PROCEEDS

We estimate that the proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $194.0 million. If the underwriters exercise in full their over-allotment option to acquire additional notes, we estimate that our net proceeds from this offering will be approximately $223.2 million.

We expect to use the net proceeds from this offering for general corporate purposes, including the funding of our expansion activities and working capital requirements. Pending application of the net proceeds as described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. See “Recent Developments—New IBX Expansion within our Existing Washington, D.C. Area Campus.”

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term and long-term investments and our capitalization as of December 31, 2006:

•	on an actual basis;

•

on a pro forma basis to reflect (i) the conversion in March 2007 of $54.0 million aggregate principal amount of our 2.50% Convertible Subordinated Debentures due 2024 in exchange for an aggregate of $3.5 million in cash, including accrued and unpaid interest through the redemption date, and 1,367,090 shares of our common stock, (ii) $24.6 million in drawdowns through March 23, 2007 from our $110.0 million Chicago IBX loan facility and (iii) a $6.5 million deposit paid in January 2007 related to the San Jose property acquisition; and

•	on a pro forma as adjusted basis to further reflect the sale of the notes offered hereby, after deducting underwriting discounts and estimated offering expenses.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including all related notes, incorporated by reference in this prospectus. See “Incorporation by Reference.”

	As of December 31, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands)
Cash, cash equivalents and short-term and long-term investments	$156,481	$168,015	$362,015

Current portion of capital lease and other financing obligations	$1,977	$1,977	$1,977

Current portion of mortgage payable	$2,150	$2,150	$2,150

Long-term debt, net of current portion:
Capital lease and other financing obligations	$92,722	$92,722	$92,722
Mortgage payable	96,746	96,746	96,746
Chicago IBX loan facility	—	24,607	24,607
2.50% convertible subordinated debentures due 2024(1)	86,250	32,250	32,250
% convertible subordinated notes due 2012 offered hereby	—	—	200,000

Total long-term debt	275,718	246,325	446,325

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 100,000,000 shares authorized actual, pro forma and pro forma as adjusted; no shares issued and outstanding actual, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.001 par value per share; 300,000,000 shares authorized actual, pro forma and pro forma as adjusted; 29,516,927 shares issued and outstanding actual and 30,884,017 shares issued and outstanding pro forma and pro forma as adjusted(2)	29	31	31
Additional paid-in capital	904,573	957,717	957,717
Accumulated other comprehensive income	3,870	3,870	3,870
Accumulated deficit	(553,444)	(556,851)	(556,851)

Total stockholders’ equity	355,028	404,767	404,767

Total capitalization	$630,746	$651,092	$851,092

(1)	Our 2.50% Convertible Subordinated Debentures due 2024 were convertible into 2,183,548 shares of common stock as of December 31, 2006. However, after giving effect to the conversion of $54.0 million aggregate principal amount of our 2.50% Convertible Subordinated Debentures due 2024 in March 2007, the debentures are convertible into 816,458 shares of common stock on a pro forma and pro forma as adjusted basis.
(2)	Excludes 3,472,315 shares of common stock issuable upon the exercise of outstanding options and release of restricted stock as of December 31, 2006, 2,183,548 shares reserved for the conversion of our 2.50% Convertible Subordinated Debentures due 2024 as of December 31, 2006 (816,458 on a pro forma and pro forma as adjusted basis), 9,490 shares of common stock issuable upon the exercise of outstanding common stock warrants as of December 31, 2006 and shares that may be issued upon conversion of the notes offered hereby on a pro forma as adjusted basis.

MARKET FOR OUR COMMON STOCK AND DIVIDENDS

Our common stock is quoted on the NASDAQ Global Select Market under the symbol of “EQIX.” Our common stock began trading in August 2000. The following table sets forth on a per share basis the low and high closing prices of our common stock as reported by the NASDAQ Global Select Market since January 1, 2005.

	Low	High
Fiscal 2007:
First Fiscal Quarter (through March 26, 2007)	$75.38	$90.00

Fiscal 2006:
Fourth Fiscal Quarter	$58.91	$82.51
Third Fiscal Quarter	46.37	63.21
Second Fiscal Quarter	47.70	65.90
First Fiscal Quarter	41.43	64.22

Fiscal 2005:
Fourth Fiscal Quarter	$35.31	$42.53
Third Fiscal Quarter	38.28	45.09
Second Fiscal Quarter	31.61	44.11
First Fiscal Quarter	40.67	46.27

The closing price of our common stock on the NASDAQ Global Select Market on March 26, 2007 was $90.00 per share. As of January 31, 2007, we had 29,810,254 shares of our common stock issued and outstanding held by approximately 285 registered holders. In addition, we issued 1,367,090 shares of our common stock in March 2007 in connection with the conversion of $54.0 million in aggregate principal amount of our Convertible Subordinated Debentures due 2024. See “Recent Developments—Conversion of 2.50% Convertible Subordinated Debentures due 2024.”

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our Board of Directors may deem relevant. Our ability to pay cash dividends is limited under our line of credit with Silicon Valley Bank, such that, without the prior written consent of Silicon Valley Bank, the aggregate amount of any cash dividends may not exceed 25% of our assets.

During the year ended December 31, 2006, we did not issue or sell any unregistered securities.

DESCRIPTION OF NOTES

We will issue the notes under an indenture to be dated as of the date of the issuance of the notes between us and U.S. Bank National Association, as trustee. The following description summarizes some, but not all, of the provisions of the notes and the indenture. We urge investors to read the indenture because it, and not this description, defines the rights of the holders of the notes. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture is available as described under “Where You Can Find More Information.”

In this “Description of Notes” section, references to “Equinix,” “we,” “our” or “us” refer to Equinix, Inc. and not to any existing or future subsidiary.

General

The notes will be our unsecured obligations and will be subordinate in right of payment to all of our existing and future senior debt as described under “—Subordination.” The notes will be convertible into our common stock as described under “—Conversion of Notes.” Upon surrender of the notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under “—Conversion Procedures—Payment upon Conversion.” We are offering $200,000,000 aggregate principal amount of notes, or $230,000,000 aggregate principal amount if the underwriters’ over-allotment option to purchase additional notes is exercised in full.

The notes will bear interest at an annual rate of         % commencing on the date of issuance or from the most recent date to which interest has been paid or provided for. Interest will be payable on April 15 and October 15 of each year, commencing October 15, 2007, subject to limited exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date. The record dates for the payment of interest will be the preceding April 1 and October 1, respectively.

The notes will be issued only in denominations of $1,000 or in integral multiples of $1,000. The notes will mature on April 15, 2012, unless earlier converted, redeemed at our option or repurchased by us at a holder’s option upon a fundamental change.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. Holders are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Equinix, except to the extent described under “—Repurchase at Option of the Holder upon a Fundamental Change.”

We may, at our option, pay interest on the notes by check mailed to the holders. However, each beneficial owner of notes issued in global form will be paid by wire transfer in immediately available funds in accordance with DTC’s settlement procedures, and each holder of notes in certificated form with an aggregate principal amount in excess of $2.0 million will be paid by wire transfer in immediately available funds upon the holder’s election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the notes will accrue and be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

A “business day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

We will maintain an office in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described under “—Book-entry, Delivery and Form,” the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

We may, without the consent of the holders of the notes, issue additional notes in an unlimited principal amount having the same ranking, the same CUSIP number and the same interest rate, maturity and other terms as the notes, provided that no such additional notes may be issued unless for U.S. federal income tax purposes they are fungible with the notes offered hereby. Any of these additional notes will, together with the notes offered hereby, constitute a single series of notes under the indenture. Holders of any additional notes will have the right to vote together with holders of notes offered hereby as one class. We may also from time to time purchase the notes in the open market, by tender offer or in negotiated transactions without prior notice to holders.

Ranking

The notes are unsecured obligations and are:

•

subordinated in right of payment, as provided in the indenture, to the prior payment in full of all of our existing and future senior debt, including our Second Amended and Restated Loan and Security Agreement, dated August 10, 2006 between Silicon Valley Bank, General Electric Capital Corporation, Equinix, Inc. and Equinix Operating Co., Inc., as amended;

•	equal in right of payment with all of our existing and future subordinated debt, including our 2.50% Convertible Subordinated Debentures due 2024; and

•	effectively subordinated to all existing or future indebtedness and other liabilities of our subsidiaries.

As of December 31, 2006, we had approximately $98.9 million of senior debt outstanding and approximately $180.9 million of subordinated debt outstanding ($54.0 million of which was converted into common stock prior to this offering), of which our subsidiaries had approximately $193.6 million of debt (excluding intercompany debt). The indenture governing the notes does not limit our ability or the ability of our subsidiaries to create, incur, assume or guarantee debt, including senior debt. Any senior debt will continue to be senior debt and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of the terms of such senior debt.

Subordination

The indenture provides that in the event of any payment or distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt shall first be paid in respect of all senior debt in full in cash or other payment satisfactory to the holders of senior debt before we make any payments of principal of, and interest on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of all obligations in respect of senior debt before the holders of the notes are entitled to receive any payment or distribution. Under the indenture governing the notes, we must promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default.

The indenture further provides that if any default by us has occurred and is continuing beyond any applicable grace period in the payment of principal of, premium, if any, or interest on, rent or other payment obligations in respect of any senior debt whether by acceleration or otherwise, then no payment shall be made on account of principal of, or interest on the notes, until all such defaults in respect of such senior debt have been cured or waived or cease to exist.

During the continuance of any event of default with respect to any designated senior debt (other than a default in payment of the principal of, premium, if any, or interest on, rent or other payment obligations in respect of any designated senior debt), permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by us, directly or indirectly, with respect to principal of or interest on the notes until the earlier of (i) 179 days following written notice to the trustee, from persons entitled to give such notice under any agreement pursuant to which that designated senior debt may have been issued, that such an event of default has occurred and is continuing, (ii) the date such event of default has been cured or waived or ceases to exist, or (iii) the date such payment blockage period shall have been terminated by written notice to us or the trustee from the person initiating such payment blockage period.

Notwithstanding the foregoing (but subject to the provisions described above limiting payment on the notes in certain circumstances), unless the holders of such designated senior debt or the representative of such holders shall have accelerated the maturity of such designated senior debt, we may resume payments on the notes after the end of such blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to one or more issues of designated senior debt during such period. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will be, or can be made, the basis for the commencement of a subsequent payment blockage period whether or not within a period of 365 consecutive days. In no event may the total number of days during which any payment blockage period is in effect exceed 179 days in the aggregate in any consecutive 365-day period.

The term “senior debt” means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), except for:

•

any indebtedness that by its terms expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior in right of payment with the notes;

•

any indebtedness between or among us or any of our majority or wholly-owned subsidiaries, or any entity a majority of the voting stock of which we directly or indirectly own, other than indebtedness to our subsidiaries arising by reason of guaranties by us of indebtedness of such subsidiary to a person that is not our subsidiary;

•

our real and personal property leases, our capital leases and our equipment and IBX financing obligations, provided, however, that our SFT1 Loan Agreements (which are providing us with a portion of the financing for certain of our announced IBX expansions) and our mortgage payables shall constitute senior debt;

•	indebtedness under our 2.50% Convertible Subordinated Debentures due 2024,

•	any liability for federal, state, local or other taxes owed or owing by us; and

•

our trade payables and accrued expenses (including, without limitation, accrued compensation and accrued restructuring charges) or deferred purchase price for goods, services or materials purchased or provided in the ordinary course of business.

The term “designated senior debt” means our senior debt which, on the date of a payment event of default or the delivery of a payment blockage notice, has an aggregate amount outstanding of, or under which, on such date, the holders thereof are committed to lend up to, at least $5.0 million and is specifically designated in the instrument evidencing or governing that senior debt as “designated senior debt” for purposes of the indenture.

However, the instrument may place limitations and conditions on the right of that senior debt to exercise the rights of designated senior debt. As of December 31, 2006, we had $98.9 million in aggregate principal amount of designated senior debt outstanding.

By reason of these subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of senior debt to the extent necessary to pay senior debt in full in cash or other payment satisfactory to the holders of senior debt. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to receive assets of any existing subsidiary or any future subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. There are no restrictions in the indenture on the ability of our existing subsidiaries or any future subsidiaries to incur indebtedness or other liabilities. As of December 31, 2006, our subsidiaries had approximately $193.6 million of debt (excluding intercompany debt).

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions of the notes before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment or distribution will be held in trust for the benefit of holders of senior debt or their representative to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior debt of all unpaid senior debt.

We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Conversion of Notes

General

Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Notice of Redemption,” “—Conversion upon Specified Corporate Transactions” and “Conversion on or after March 15, 2012.” If one or more of such conditions is satisfied, holders may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date, unless previously redeemed or repurchased, at an initial conversion rate of              shares of our common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $             per share. We may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described under “—Payment upon Conversion.”

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described under “—Anti-dilution Adjustments—Adjustment Events.” A holder may convert fewer than all of such holder’s notes so long as the principal amount of notes converted is an integral multiple of $1,000.

If the notes are called for redemption or are subject to repurchase following a fundamental change, a holder’s conversion rights on the notes called for redemption or subject to repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date, as the case may be, unless we default in the payment of the redemption price or repurchase price, as the case may be, in which case a holder’s conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or repurchased. If a holder has submitted notes for repurchase following a fundamental change, the holder may convert the notes only if it withdraws its election in accordance with the indenture. See “—Repurchase at Option of the Holder upon a Fundamental Change.”

Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, or cash or a combination of shares of our common stock and cash, including any cash payment for fractional shares, will be deemed to satisfy our obligation with respect to such note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder of notes receiving shares of our common stock or cash or a combination of shares of our common stock and cash upon conversion, see “Material U.S. Federal Income Tax Considerations—Conversion of the Notes.”

Notwithstanding the preceding paragraph, holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by funds equal to the amount of such interest payable on the notes so converted, provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	for conversions following the regular record date immediately preceding the final interest payment date; or

•	to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Accordingly, a holder who chooses to convert its notes under any of the circumstances described in the preceding bullets will not be required to pay us, at the time it surrenders the notes for conversion, the amount of interest on the notes that it would have received on the interest payment date if the notes had not been called for redemption, repurchased by us or converted, as applicable.

We will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of our common stock upon the conversion of notes, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder is responsible for the payment of that tax.

If a holder wishes to exercise its conversion right, such holder must deliver a duly completed conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. Holders may obtain copies of the required form of the conversion notice from the conversion agent. The trustee will initially act as the conversion agent.

Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Holders may surrender notes for conversion during any fiscal quarter (and only during such fiscal quarter) ending after June 30, 2007 if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than 130% of the applicable conversion price per share of our common stock on such last trading day.

The “sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one such price in either case, the average of the average bid and the average asked prices) on that date as reported by the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, on the other principal U.S. national or regional securities exchange on which our common stock is then traded. The sale price will be determined without reference to after-hours or extended market trading.

If our common stock is not reported by the NASDAQ Global Select Market or a principal U.S. national or regional securities exchange, the “sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

The term “trading day” means any day on which (i) there is no market disruption event (as defined below) and (ii) the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed, opens for trading during its regular trading session or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

The term “market disruption event” means the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock of an aggregate one half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

The term “scheduled trading day” means any day that is scheduled to be a trading day.

Conversion upon Satisfaction of Trading Price Condition

Holders may surrender notes for conversion during the five business days immediately following any 10 consecutive trading-day period in which the trading price per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of that period was less than 98% of the product of the sale price of our common stock and the then applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the sale price of our common stock and the then applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the sale price of our common stock and the then applicable conversion rate; at which time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the sale price of our common stock and the then applicable conversion rate.

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption, holders may convert notes into our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time. If a holder already has delivered a fundamental change repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture. See “—Repurchase at Option of the Holder upon a Fundamental Change.”

Conversion upon Specified Corporate Transactions

Conversions upon Certain Distributions.    If we elect to:

•

distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share that is less than the average sale prices of our common stock over the five consecutive trading day period ending on and including the trading day immediately preceding the announcement of the distribution, or

•

distribute to all holders of our common stock cash, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined in good faith by our board of directors, exceeding 10% of the average of the sale price of our common stock for the five consecutive trading days ending on the Trading Day immediately preceding the announcement of the distribution, we must notify the holders of the notes at least 20 trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in the distribution without conversion. The “ex-dividend date” is the first date upon which a sale of shares of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of shares of our common stock to its buyer.

Conversion upon Specified Events.    If a transaction described in clauses (1) or (2) of the definition of “change of control” occurs, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction through and including the date that is 15 days after the effective date of such transaction (or, if such transaction also constitutes a fundamental change, until the fundamental change purchase date). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the anticipated effective date of such transaction).

At the effective time, settlement of the notes and the conversion value will be based on the kind and amount of cash, securities or other property that the holder would have received had the holder converted notes immediately prior to the transaction, as described below under “Conversion Procedures—Treatment of Reference Property.” If holders convert their notes in accordance with the previous paragraph and are entitled to an adjustment for additional shares as described below under “—Adjustment to Conversion Rate upon a Change of Control,” conversion of the notes will settle as described below under “—Settlement of Conversions upon a Change of Control.”

If such transaction also constitutes a fundamental change, the holder will be able to require us to repurchase all or a portion of such holder’s notes as described under “—Repurchase at Option of the Holder upon a Fundamental Change.”

Conversion on or after March 15, 2012

A holder may surrender notes for conversion at any time on or after March 15, 2012, until the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

The initial conversion rate for the notes is              shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in an amount based upon the sale price of our common stock on the trading day immediately preceding the conversion date. Except as described under “—Conversion of Notes—General,” holders will not receive any accrued interest or dividends upon conversion. Upon the surrender of notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash, shares of our common stock or a combination of cash and shares of our common stock in amounts described below under “—Payment upon Conversion.”

It is our current intention to settle any conversion of notes in the manner in which we would be required to settle the notes if we were to make an irrevocable election to satisfy our conversion obligation in cash up to 100% of the principal amount of the notes, with any remaining amount to be satisfied in shares of our common stock or a combination of cash and shares of our common stock, as described below.

To convert a note into shares of our common stock the holder must:

•	complete and manually sign the conversion notice on the back of the note or a facsimile of the conversion notice and deliver the notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the conversion date under the indenture. If the holder’s interest is a beneficial interest in a global note, to convert the holder must comply with the last three requirements listed above and comply with DTC’s procedures for exchanging a beneficial interest in a global note.

The conversion agent will, on a holder’s behalf, convert the notes into, at our election, cash, shares of our common stock or a combination of cash and shares. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Settlement of our obligation to deliver cash, shares of our common stock or a combination of cash and shares with respect to a conversion will occur on the dates described under “—Payment Upon Conversion” below. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described above.

Payment upon Conversion

Conversion on or prior to the Final Notice Date.    If we receive any notice of conversion on or prior to the date that is 12 scheduled trading days immediately preceding the maturity date (the “final notice date”), the following procedures will apply:

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If we elect to satisfy all or any portion of our obligation to convert the notes (the “conversion obligation”) in cash, we will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following the conversion date (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to holders upon conversion, holders may retract the conversion notice at any time during the two business days following the final day of the cash settlement notice period (the “conversion retraction period”). No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). Upon the expiration of a conversion retraction period, a conversion notice shall be irrevocable. If we elect to satisfy all or any portion of the conversion obligation in cash, and the conversion notice has not been retracted, then settlement (in cash or in cash and shares) will occur on the business day following the final day of the 10 trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”).

•

If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the shares of our common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent or DTC, as the case may be, as described above as soon as practicable on or after the conversion date.

Settlement amounts will be computed as follows:

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If we elect to satisfy the entire conversion obligation in shares, we will deliver to holders a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (ii) the applicable conversion rate. In addition, we will pay cash for any fractional share of our common stock based on the sale price of our common stock on the trading day immediately preceding the conversion date.

•

If we elect to satisfy the entire conversion obligation in cash, we will deliver to holders that have delivered the notice of conversion giving rise to the conversion obligation cash in an amount equal to the product of:

•	the aggregate principal amount of notes to be converted divided by $1,000;

•	the applicable conversion rate; and

•	the sum of the volume weighted average price of our common stock divided by 10 for each of the 10 consecutive trading days in the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to holders, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in any amount we specify (the “specified cash amount”); and

•

a number of shares of our common stock equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as if we elected to satisfy the entire conversion obligation in shares over the number of shares equal to the sum of the quotients, calculated for each of the 10 trading days of the cash settlement averaging period, of (x) the specified cash amount divided by the number of trading days in the cash settlement averaging period divided by (y) the volume weighted average price of our common stock on such trading day. In addition, we will pay cash for any fractional share of our common stock based on the sale price of our common stock on the trading day immediately preceding the conversion date.

•

If we irrevocably elect to satisfy our conversion obligation for the remaining term of the notes in cash for up to 100% of the principal amount of notes converted, we will deliver to holders, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (i) $1,000 and (ii) the conversion value (the “required cash amount”); and

•

if the conversion value is greater than $1,000, a number of shares of our common stock equal to the sum of the daily share amounts for each of the 10 trading days in the cash settlement averaging period, subject to our right to deliver cash in lieu of all or a portion of such remaining shares calculated in the manner set forth above. In addition, we will pay cash for any fractional share of our common stock based on the sale price of our common stock on the trading day immediately preceding the conversion date.

The “conversion value” means the average of the products for each trading day of the cash settlement averaging period of (i) the applicable conversion rate for such trading day multiplied by (ii) the volume weighted average price per share of our common stock on such day.

The “daily share amount” means, for each trading day of the cash settlement averaging period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day × conversion rate in effect on such trading day) – $1,000 volume weighted average price per share for such trading day × 10

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page EQIX<equity>VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such trading day as determined by a nationally recognized investment banking firm retained for this purpose by us.

Conversion after the Final Notice Date.    With respect to conversion notices that we receive after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. If we choose to satisfy all or any portion of the conversion obligation with respect to conversions after the final notice date in cash, on or before the final notice date we will send a single notice to holders indicating the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

In the event that we receive a notice of conversion after the final notice date from holders of notes, settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion on or Prior to the Final Notice Date,” except that the “cash settlement averaging period” shall be the 10 consecutive trading day period beginning on the 12th scheduled trading day immediately preceding the maturity date. If a conversion notice is received from holders of notes after the final notice date, such holders will not be allowed to retract the conversion notice. Settlement (in cash, shares or a combination of cash and shares) will occur on the business day following the final day of such cash settlement averaging period. If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of shares of our common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent or notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent or DTC, as the case may be, as described above as soon as practicable on or after the conversion date.

Conversion after Irrevocable Election to Pay Principal in Cash.    At any time prior to the final notice date, we may irrevocably elect, in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes to satisfy our conversion obligation for the remaining term of the notes in cash to the extent it equals 100% of the principal amount of the notes converted after the date of such election. After making such an election, we still may satisfy our conversion obligation, to the extent our conversion obligation exceeds the principal amount of the notes converted, in cash or shares of our common stock or a combination of cash and shares of our common stock. If we choose to satisfy all or a portion of the remainder of our conversion obligation in cash, we will provide notice of our election in the same manner as set forth above under either “—Conversion on or prior to the Final Notice Date” or “—Conversion after the Final Notice Date,” as applicable. If we choose to satisfy all of the remainder of our conversion obligation in shares of our common stock, notice of our election to deliver cash for the principal amount will be deemed to have been provided on the last date of the cash settlement notice period and a holder’s notice of conversion will not be retractable. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion on or prior to the Final Notice Date” and “—Conversion after the Final Notice Date,” as applicable.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the cash settlement averaging period, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, cash, shares of our common stock or a combination of cash and shares of our common stock, equal to the consideration due upon conversion, all as provided above under “Conversion Procedures—Payment Upon Conversion.” By the close of business on the trading day immediately preceding the start of the cash settlement averaging period, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, cash, shares of our common stock or a combination of cash and shares of common stock.

If the designated institution accepts any such notes, it will deliver cash, shares of our common stock or a combination of cash and shares of our common stock to the conversion agent, and the conversion agent will deliver the cash and/or shares, as the case may be, to the applicable holder. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, no later than the third trading day immediately following the last day of the related cash settlement averaging period, convert the notes into cash and/or shares of our common stock, as described above under “—Conversion Procedures.”

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Maximum Shares Issuable upon Conversion

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of the notes exceed          per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-dilution Adjustments—Adjustment Events.”

Anti-dilution Adjustments

Adjustment Events.    The initial conversion rate will be adjusted for the following events:

(1)	the issuance of our common stock as a dividend or distribution on our common stock, or certain subdivisions and combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	X	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be;

CR1	=	the conversion rate in effect immediately on and after the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be;

OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be; and

OS1	=	the number of shares of our common stock outstanding immediately on and after the ex-date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be.

(2)	the issuance to all holders of our common stock of certain rights or warrants entitling them to purchase our common stock for a period expiring within 60 days after the date of issuance of such rights or warrants at less than the average sale prices of our common stock over the 10 consecutive trading day period ending on and including the trading day immediately preceding the announcement of such issuance; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration based on the following formula:

CR1	=	CR0	X	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect at the close of business immediately prior to the ex-date for such event;

CR1	=	the conversion rate in effect immediately on and after the ex-date for such event;

OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-date for such event;

X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average sale prices of our common stock over the 10 consecutive trading day period ending on and including the trading day immediately preceding the announcement of such issuance.

(3)	the dividend or other distribution to all holders of our common stock of securities, evidences of our indebtedness, assets or properties (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	X	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to the ex-date for such distribution;

CR1	=	the conversion rate in effect immediately on and after the ex-date for such distribution;

SP0	=	the current market price of our common stock; and

FMV	=	the fair market value (as determined in good faith by our board of directors) of the securities, evidences of indebtedness, assets or property dividended or distributed with respect to each outstanding share of our common stock on the ex-date for such dividend or distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, which we refer to as a spin-off, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	X	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to 5:00 p.m. on the 10th trading day immediately following, and including, the effective date of the spin-off;

CR1	=	the conversion rate in effect immediately from and after 5:00 p.m. on the 10th trading day immediately following, and including, the effective date of the spin-off;

FMV0	=	the average of the sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days commencing on and including the effective date of the spin-off; and

MP0	=	the average of the sale prices of our common stock over the 10 consecutive trading days commencing on and including the effective date of the spin-off.

(4)	dividends or other distributions consisting exclusively of cash to all holders of our common stock in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	X	SP0
SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to the ex-date for such distribution;

CR1	=	the conversion rate in effect immediately on and after the ex-date for such distribution;

SP0	=	the current market price of our common stock; and

C	=	the amount in cash per share we distribute to holders of our common stock.

(5)	we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer (other than exchange offers not subject to Rule 13e-4 under the Exchange Act) by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average sale prices of our common stock over the 10 consecutive trading days commencing on the trading day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	X	FMV + (SP1 X OS1 )
OS0 X SP1

where,

CR0	=	the conversion rate in effect at the close of business on the expiration date;

CR1	=	the conversion rate in effect immediately after the expiration date;

FMV	=	the fair market value (as determined in good faith by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date;

OS1	=	the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer);

OS0	=	the number of shares of our common stock outstanding immediately after the expiration date (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1	=	the average of the sale prices of our common stock over the 10 consecutive trading days commencing on and including the trading day immediately succeeding the expiration date.

The “current market price” of our common stock on any day means the average sale prices of our common stock over the 10 consecutive trading days ending on and including the earlier of the day in question and the day before the “ex-date” with respect to an issuance, dividend or distribution requiring such computation.

The “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance, dividend or distribution.

The “record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the notes. We will not make any adjustments if holders of notes are permitted to participate, without converting their notes, in the transactions described in clauses (1) through (5) under “—Anti-dilution Adjustments—Adjustment Events” that would otherwise require adjustment of the conversion rate. Except as described under “—Anti-dilution Adjustments—Adjustment Events,” we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

As a result of any adjustment of the conversion rate (including an adjustment upon a change of control), the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of notes or our common stock. In addition, non-U.S. holders of notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material U.S. Federal Income Tax Considerations—U.S. Holders—Adjustments to Conversion Rate” and “—Distributions on Common Stock,” and “—Non-U.S. Holders—Adjustments to Conversion Rate” and “—Distributions on Common Stock.”

Treatment of Reference Property.    In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of all or substantially all of our assets, or any statutory share exchange, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive (“reference property”) upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such notes been converted into our common stock immediately prior to such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby notes shall be convertible from and after the effective date of such transaction into the form of consideration elected by a majority of our stockholders in such transaction. However, at and after the effective time of the transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily share amount will be calculated based on the value of the reference property and will be payable in the form of consideration elected by a majority of our stockholders in such transaction. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Treatment of Rights Plan.    To the extent that we have a rights plan in effect upon conversion of the notes into our common stock, a holder will receive, in addition to our common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increase in Conversion Rate.    We may from time to time, to the extent permitted by law and subject to applicable rules of the NASDAQ Global Select Market, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may also, in our discretion, increase the conversion rate to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Adjustment to Conversion Rate upon a Change of Control

If a transaction described in clauses (1) or (2) of the definition of change of control (as set forth under “Repurchase at Option of the Holder upon a Fundamental Change”), excluding a change of control in clause (2) where the exception relating to a transaction involving consideration of at least 95% publicly trading securities, occurs, and a holder elects to convert its notes in connection with such transaction, as described above under “—Conversion of Notes—Conversion upon Specified Events”, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the “additional shares”), as described below. Any conversion occurring at a time when the notes would be convertible in accordance with “—Conversion of Notes—Conversion upon Specified Events” will be deemed to have occurred “in connection with” such change of control, notwithstanding the fact that a note may then also be convertible because another condition to conversion has been satisfied.

The number of additional shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to increase the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-dilution Adjustments—Adjustment Events.”

The following table sets forth the stock price and increase in the conversion rate, expressed as a number of additional shares to be added to the conversion rate:

Change of Control Effective Date	$	$	$	$	$	$	$	$	$	$	$	$
March 30, 2007
April 15, 2008
April 15, 2009
April 15, 2010
April 15, 2011
April 15, 2012

The exact stock price and effective dates may not be set forth on the table, in which case:

(1)	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365 day year;

(2)	if the stock price is greater than $ per share (subject to adjustment), no increase will be made to the conversion rate; and

(3)	if the stock price is less than $ per share (subject to adjustment), no increase will be made to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of additional shares added to the conversion rate exceed              per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-dilution Adjustments—Adjustment Events.”

Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Settlement of Conversions upon a Change of Control

As described above under “—Anti-dilution Adjustments—Treatment of Reference Property,” in the case of certain changes of control, beginning 15 days prior to the anticipated effectiveness of such change in control, the notes will be convertible into cash, reference property or a combination of cash and reference property, as applicable (if we elect to deliver cash upon conversion in respect of some or all of our conversion obligation or if we have irrevocably elected to make a cash payment of principal upon conversion). If, as described above under “—Adjustment to Conversion Rate upon a Change of Control” we are required to increase the conversion rate by the additional shares as a result of the change of control, and we do not elect to deliver cash to settle any portion of our conversion obligation, and we have not irrevocably elected to make a cash payment of principal upon conversion, notes surrendered for conversion will be settled as follows:

•

If the date on which notes are surrendered for conversion is prior to the third trading day preceding the effective date of the change of control (the “cut-off date”), we will settle such conversion by delivering the number of shares of our common stock (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) on the third trading day immediately following the cut-off date. In addition, as soon as practicable following the effective date of the change of control (but in any event within three trading days of such effective date), we will deliver the number of additional shares to be added to the conversion rate as described above, if any, or the equivalent of such shares in reference property, as applicable.

•

If the date on which notes are surrendered for conversion is on or following the cut-off date, we will settle such conversion (based on the conversion rate as increased by the additional shares described above) on the third trading day immediately following the conversion date by delivering the number of shares of our common stock (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) plus the number of additional shares to be added to the conversion rate as described above, if any, or the equivalent of such shares in reference property, as applicable.

If we are required to increase the conversion rate by the additional shares as a result of the change of control, and we elect to deliver cash in respect of all or a portion or our conversion obligation or we have irrevocably elected to make a cash payment of principal upon conversion, notes surrendered for conversion will be settled as follows:

•

If the last day of the applicable cash settlement averaging period related to notes surrendered for conversion is prior to the cut-off date, we will settle such conversion as described under “—Conversion Procedures—Payment Upon Conversion” above by delivering the amount of cash and shares of our common stock, if any (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above), on the third trading day immediately following the last day of the applicable cash settlement averaging period. In addition, as soon as practicable following the effective date of the change of control (but in any event within three trading days of such effective date), we will deliver the increase in such amount of cash and additional shares (or the equivalent in reference property, if applicable), if any, as if the conversion rate had been increased by such number of additional shares during the related cash settlement averaging period (and based upon the related conversion value). If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our common stock to be paid to holders, we will deliver such increase by delivering shares of our common stock (or, if applicable, reference property based on such increased number of shares).

•	If the last day of the applicable cash settlement averaging period related to notes surrendered for conversion is on or following the cut-off date, we will settle such conversion as described under

“—Conversion Procedures—Payment Upon Conversion” above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (i) the effective date of the transaction and (ii) the third trading day immediately following the last day of the applicable cash settlement averaging period.

For the avoidance of doubt, in the event notes are surrendered for conversion in connection with an anticipated change of control and such change of control does not in fact occur, no additional shares will be added to the conversion rate and no additional cash or reference property will be paid as a result of the related anticipated change of control.

Optional Redemption

We do not have the right to redeem the notes prior to April 16, 2010.

At any time on or after April 16, 2010, we will have the right, at our option, to redeem the notes, in whole or in part, in cash but only if the sale price of our common stock for at least 20 of the 30 consecutive trading days immediately prior to the day we give a notice of redemption is greater than 130% of the applicable conversion price on the date of such notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest, if any, on the principal amount of the notes redeemed to, but not including, the date of redemption. We will make at least six semi-annual interest payments (including interest payments on October 15, 2007 and April 15, 2010) in the full amount required by the indenture before we can redeem the notes.

If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

We are required to give notice of redemption on a date that is not less than 20 nor more than 60 days before the redemption date to each holder of notes to be redeemed.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

There is no sinking fund for the notes.

Repurchase at Option of the Holder upon a Fundamental Change

If a fundamental change occurs, each holder of notes will have the right to require us to purchase in cash some or all of that holder’s notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or an integral multiple of $1,000, on the date that is 45 days after the date we give notice at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of notes must deliver, prior to or on the 30th day after the date of our notice, written notice to the trustee of the holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. The repurchase notice must state:

•	if certificated notes have been issued, the certificate numbers (or, if the notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder of notes may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	a “person or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity and either (a) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing the same or (b) we otherwise become aware of any such person or group;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; provided, however, that a transaction described in this clause (2) will be deemed not to be a change of control so long as such transaction (i) both (A) does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our voting stock and (B) the persons that “beneficially owned” directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person or (ii) is effected solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of capital stock, if at all, solely into shares of the surviving entity or a direct or indirect parent of the surviving entity; or

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us.

A change of control will not be deemed to have occurred pursuant to (2) above, however, if at least 95% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions that would otherwise constitute a change of control consists of shares of common stock that are traded on, or immediately after the transaction or event will be traded on, the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange (these securities are referred to herein as “publicly traded securities”), and as a result of such transaction or transactions the notes become convertible into such publicly traded securities.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is (i) not listed or approved for trading on the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange or (ii) suspended from trading for 20 consecutive business days.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

No notes may be repurchased at the option of the holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

These fundamental change repurchase rights could discourage a potential acquiror. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford a holder of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may be unable to repurchase the notes for cash if a fundamental change occurs. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any existing or future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance the debt that prohibits the repurchase. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with, merge into or transfer all or substantially all of our assets to another person, unless:

•	the resulting, surviving or transferee person is a corporation organized under the laws of the United States or any of its political subdivisions;

•	the surviving entity assumes all our obligations under the indenture and the notes;

•

at the time of and immediately after such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined under “—Repurchase at Option of the Holder upon a Fundamental Change”) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following will constitute an event of default under the indenture:

•

our failure to pay when due the principal on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to pay an installment of interest on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

•

our failure to deliver, when due upon conversion, shares of our common stock, cash or a combination of shares of our common stock, together with cash instead of fractional shares and such failure continues for a period of five days after receipt of notice as specified in the indenture;

•	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets.”

•

our failure to give notice of a fundamental change when due as set forth under “—Repurchase at Option of the Holder upon a Fundamental Change” or notice of specified corporate transactions when due as set forth under “—Conversion of Notes—Conversion upon Specified Corporate Transactions.”

•

our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding, subject to extension relating to any failure to comply with the covenant described under “—Reports,” as described below;

•

a default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $25.0 million in the aggregate of us and/or any of our subsidiaries, whether such debt now exists or shall hereafter be created, which default results in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or any of our subsidiaries;

•

any judgment or judgments for the payment of $25.0 million or more rendered against us or any of our subsidiaries, which judgment is not waived, discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

•	certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries.

If an event of default specified in the last bullet point above occurs with respect to us and is continuing, then the principal of all the notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default with respect to us specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued and unpaid interest, and thereupon the trustee may, at its discretion and pursuant to the conditions in the indenture, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding, subject to the provisions of the indenture.

Payments of the repurchase price, redemption price, principal of, or premium, if any, interest or any extension fee on, the notes that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.

The holders of a majority in aggregate principal amount of notes at the time outstanding through their written consent may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the notes;

•	in respect of the failure to convert the notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each note affected as described in “—Modification and Waiver” below.

Holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the notes to pursue remedies with respect to the indenture and the notes are subject to a number of additional requirements set forth in the indenture.

The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any conversion, redemption, or repurchase obligation.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described below in “—Reports,” will for the first 270 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the notes in an amount equal to 1.00% of the principal amount of the notes. If we so elect, the extension fee will be payable on all outstanding notes on the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs, which will be the 60th day after notice to the Company of its failure to so comply. On the 270th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 270th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to other holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of, or interest on, any note;

•	reduce the principal amount of or any premium or interest on any note;

•	reduce the amount of principal payable upon acceleration of the maturity of any note;

•	change the currency of payment of principal of, or any premium or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

•	modify the provisions with respect to our obligation to repurchase notes upon a fundamental change in a manner adverse to holders;

•	modify the subordination provisions in a manner adverse to holders;

•	adversely affect the right of holders to convert the notes other than as provided in the indenture;

•	reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture; or

•	reduce the percentage in aggregate principal amount of outstanding notes necessary to take certain actions, including but not limited to, waiver of past defaults.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any holder.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding if:

•	all outstanding notes have or will become due and payable at their scheduled maturity within one year, or

•	all outstanding notes are scheduled for redemption within one year, and in either case, we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided, however, that the foregoing will not discharge our obligation to effect the conversion, registration of transfer or exchange of notes in accordance with the terms of the indenture.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

We may repurchase the notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at a holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the sale price of our common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee and conversion agent, and the trustee and conversion agent are entitled to rely conclusively on the accuracy of our calculations without independent verification.

Reports

In the indenture, we have agreed to file with the trustee and transmit to holders of the notes such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner required by such act.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

U.S. Bank National Association, as the trustee, has been appointed by us as security registrar, paying agent and conversion agent. The trustee is also the trustee under the indenture governing our 2.50% Convertible Subordinated Debentures due 2024. Computershare Shareholder Services, Inc. is the transfer agent and trustee for our common stock. The trustee or its affiliates may from time to time provide banking or other services to us in the ordinary course of business.

Book-entry, Delivery and Form

We will initially issue the notes in the form of one or more global notes. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders will hold their beneficial interests in each global note directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of each global note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global note to the accounts of participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global note.

Owners of beneficial interests in global notes who desire to convert their interests into our common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in a global note, a holder will not be entitled to have the notes represented by the global note registered in its name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the global note. We understand that under existing industry practice, if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling or unable to continue as a depositary or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global note for certificated securities which it will distribute to its participants. Although we expect DTC to follow the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our common stock and does not purport to be complete. You should read our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. For information regarding how you can receive copies of these documents, please see “Where You Can Find More Information.”

Common Stock

Our amended and restated certificate of incorporation provides that we have authority to issue up to 300,000,000 shares of common stock, par value $0.001 per share. As of January 31, 2007, there were 29,810,254 shares of our common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. All dividends are non-cumulative. In the event of the liquidation, dissolution, or winding up of Equinix, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued upon conversion of the shares will be fully paid and nonassessable upon issuance.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “EQIX.”

Anti-takeover Effects of Provisions of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law

Certificate of Incorporation and Bylaws.    Our amended and restated certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws also provide that, except as otherwise required by law or by our amended and restated certificate of incorporation, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the number of authorized members of the board of directors. Further, provisions of the amended and restated certificate of incorporation provide that the stockholders may amend most provisions of the amended and restated certificate of incorporation only with the affirmative vote of at least 66 2/3% of our capital stock. Provisions of the bylaws provide that the stockholders may amend all of the provisions of the bylaws only with the affirmative vote of at least 75% of our capital stock. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws provide that the board of directors shall have the power to amend or repeal our bylaws. These provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Equinix. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Equinix. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute.    We are subject to Section 203 of the Delaware General Corporation Law, or DGCL Section 203, which regulates corporate acquisitions. DGCL Section 203 restricts the ability of certain Delaware corporations, including those whose securities are listed on The NASDAQ Stock Market, from engaging, under certain circumstances in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a business combination includes, among other things, a merger or consolidation involving Equinix and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of DGCL Section 203 in our amended and restated certificate of incorporation or our amended and restated bylaws. In connection with the combination, our board of directors approved such transactions for purposes of DGCL Section 203, the effect of which would not restrict us under DGCL Section 203 from entering into a business combination with STT Communications.

The transfer agent and registrar for the shares of our common stock is Computershare Shareholder Services, Inc.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations and certain estate tax consequences of the purchase, ownership and disposition of the notes and the common stock received upon conversion of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date on the front cover of this prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion is limited to the U.S. federal tax consequences to holders who are beneficial owners of the notes or our common stock received upon conversion of the notes and who hold the notes or our common stock received upon conversion of the notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment). In addition, this discussion is limited to the tax consequences to initial holders that purchase the notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money.

This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, broker dealers, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their notes or our common stock received upon conversion of the notes through, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons that hold notes or our common stock received upon conversion of the notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of our common stock or more than 5% of the fair market value of the notes, or Non-U.S. Holders that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the fair market value of our common stock.

If a partnership holds the notes or our common stock received upon conversion of the notes, the tax treatment of a partner will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes or our common stock received upon conversion of the notes, you are urged to consult your tax advisors.

Persons considering the purchase of notes or the conversion of notes for common stock should consult their own tax advisors concerning the application of U.S. federal income and other tax laws, as well as the law of any state, local or foreign taxing jurisdiction, to their particular situations.

For purposes of this discussion, a U.S. Holder means a beneficial owner of notes or our common stock received upon conversion of the notes and that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•

any trust if (a) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A Non-U.S. Holder means any beneficial owner of a note or our common stock received upon conversion of the notes that is not a U.S. Holder.

If you are considering buying the notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and our common stock received upon conversion of the notes and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

Interest.    A U.S. Holder of the notes will be required to include stated interest in income as ordinary income in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Disposition of the Notes.    Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a note (other than a conversion as discussed below in “—Conversion of the Notes”), a U.S. Holder will recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. Holder’s tax basis in the note. The U.S. Holder’s tax basis for a note will be the purchase price for the note. Such gain or loss will be treated as long-term capital gain or loss if the note was held for more than one year. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, will be subject to a reduced tax rate.

Exchange in Lieu of Conversion.    If a U.S. Holder surrenders notes for conversion, the Company directs the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated financial institution accepts the notes and delivers cash, shares of our common stock, or a combination of cash and shares of our common stock in exchange for the notes, the holder will be taxed on the transfer as a sale or exchange of the notes, as described under “—Disposition of the Notes” above. In such case, a U.S. Holder’s tax basis in any common stock received will equal the fair market value of the stock on the date of the exchange, and the holder’s holding period in any shares of common stock received will begin the day after the date of the exchange.

Conversion of the Notes.

Conversion Entirely into Cash.    In the event that we satisfy the conversion obligation entirely in cash, a U.S. Holder will recognize gain or loss equal to the difference between the proceeds received by such holder (excluding amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s tax basis in the note. See “—Disposition of the Notes” above.

Conversion Entirely into Common Stock.    If we satisfy the conversion obligation entirely in common stock, a U.S. Holder will not recognize taxable gain or loss on the conversion (excluding shares allocable to accrued interest, which will be taxable as ordinary income if not previously included in such holder’s income and cash received in lieu of a fractional share, as described below). The U.S. Holder’s tax basis in the common stock (other than common stock allocable to accrued interest but including any tax basis allocable to a fractional share) will equal the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the common stock allocable to accrued interest will equal the fair market value of such stock on the date of conversion. The U.S. Holder’s holding period for the common stock received will include the holding period for the notes (except for any common stock received allocable to accrued interest, which will have a holding period beginning on the day after conversion). Cash received in lieu of a fractional share upon conversion of the notes will generally be treated as a payment in exchange for such fractional share. Accordingly, the receipt of cash in lieu of a fractional share generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder’s tax basis allocable to such fractional share.

Conversion into Cash and Common Stock.    If we satisfy the conversion obligation with a combination of cash and common stock, the U.S. federal income tax treatment will depend upon whether the conversion is characterized as a recapitalization or as in part a conversion and in part a redemption of the notes. If the conversion of the notes constitutes a recapitalization, a U.S. Holder will recognize capital gain (if any) equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts or shares allocable to accrued interest, which will be taxed as ordinary income if not previously included in such holder’s income) over the holder’s tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding amounts allocable to interest and cash received in lieu of a fractional share). No loss will be recognized on such conversion. The U.S. Holder’s tax basis in the common stock received (other than common stock allocable to accrued interest but including any tax basis allocable to a fractional share) will equal the U.S. Holder’s tax basis in the note, less the amount of cash received (excluding amounts allocable to accrued but unpaid interest and cash received in lieu of a fractional share), plus the amount of taxable gain recognized on the conversion (other than with respect to a fractional share). A U.S. Holder’s tax basis in the common stock allocable to accrued interest will equal the fair market value of such stock on the date of conversion. The U.S. Holder’s holding period for the common stock will be as described above in “—Conversion Entirely into Common Stock.” Cash received in lieu of a fractional share will be treated as described above in “—Conversion Entirely into Common Stock.”

Any capital gain recognized by U.S. Holders upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, will be subject to reduced tax rates.

If the conversion of the notes is instead treated as in part a conversion into common stock and in part a payment in redemption of the notes, a U.S. Holder would not recognize any taxable gain or loss with respect to the portion of the notes considered to be converted into common stock, as described above in “—Conversion Entirely into Common Stock.” The U.S. federal income tax treatment to U.S. Holders with respect to cash received in lieu of a fractional share, the U.S. Holder’s tax basis in the common stock received and the U.S. Holder’s holding period for the common stock received will be as described above in “—Conversion Entirely into Common Stock.” The cash received with respect to the portion of the notes considered to be redeemed would likely be treated as received in redemption of such portion. In that event, a U.S. Holder would generally recognize gain or loss as described above in “—Conversion Entirely into Cash.” In such case, the holder’s basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and common stock for notes upon conversion.

Adjustments to Conversion Rate.    The conversion rate of the notes is subject to adjustment under certain circumstances (see “Description of Notes—Anti-Dilution Adjustments; Adjustment to Conversion Rate upon a Change of Control”). Certain adjustments to (or failures to make such adjustments to) the conversion rate of the notes that increase a U.S. Holder’s proportionate interest in our assets or earnings and profits (including an adjustment to the conversion rate in connection with a change of control) may result in a taxable constructive distribution to the U.S. Holder, whether or not such holder ever converts the notes. This would occur, for example, upon an adjustment to the conversion rate to compensate U.S. Holders of notes for distributions of cash or property to our shareholders (but generally not distributions of stock or rights to subscribe for our common stock). Any such constructive distribution will be treated as a dividend for tax purposes, resulting in ordinary income, to the extent of our current or accumulated earnings and profits. As a result, U.S. Holders could have taxable income as a result of an event pursuant to which they receive no cash or property. It is unclear whether a constructive distribution to U.S. Holders of the notes would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. A U.S. Holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes that increases the proportionate interest of the U.S. Holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the U.S. Holders of the common stock will be treated as a constructive distribution to such holders of common stock, taxable as described below. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive distributions.

Distributions on Common Stock.    Distributions paid on our common stock received upon conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and dividends will be taxed as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction and dividends received by non-corporate U.S. Holders, including individuals, in tax years prior to 2011 may qualify for preferential rates of taxation; however, in each case, certain holding period and other limitations apply.

Disposition of Common Stock.    Gain or loss realized by a U.S. Holder on the sale or other disposition of our common stock received upon conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock is more than one year (including the U.S. Holder’s holding period for the converted note, if applicable). Long-term capital gain recognized by non-corporate U.S. Holders, including individuals, will be subject to a reduced tax rate. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition.

Non-U.S. Holders

Interest.    Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that:

•

the Non-U.S. Holder is not an actual or constructive owner of 10% or more of the total voting power of all our voting stock; a controlled foreign corporation related, directly or indirectly, to us through stock ownership; or a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•

we or our paying agent receives certain information from the Non-U.S. Holder (or a financial institution that holds the notes in the ordinary course of its trade or business), including certification that such holder is a Non-U.S. Holder on a properly executed IRS Form W-8BEN or other applicable IRS form.

A Non-U.S. Holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless:

•	the income is effectively connected with the conduct of a U.S. trade or business (and is attributable to a U.S. permanent establishment under an applicable income tax treaty) or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Interest on a note that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States and, if the Non-U.S. Holder is entitled to the benefits under an applicable income tax treaty, attributable to a permanent establishment or a fixed base in the United States, will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or the paying agent with a properly executed IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms.

Conversion of Notes.    A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on the conversion of the notes. To the extent a Non-U.S. Holder realizes any gain as a result of the receipt of cash in the conversion (including the receipt of cash in lieu of a fractional share upon conversion), such gain would be subject to the rules described below under “—Disposition of Notes or Common Stock” with respect to the sale or exchange of a note. To the extent that a Non-U.S. Holder receives upon conversion any cash or common shares attributable to accrued interest not previously included in income, such cash or shares would be subject to the rules described above for interest.

Adjustments to Conversion Rate.    The conversion rate of the notes is subject to adjustment in certain circumstances. Any such adjustment (or failure to make such adjustment) could, in certain circumstances, give rise to a deemed distribution to Non-U.S. Holders. See “—U.S. Holders—Adjustments to Conversion Rate” above. In such case, the deemed distribution would be subject to the rules described below under “—Distributions on Common Stock” regarding taxation and withholding of U.S. federal income tax on dividends in respect of common shares. Any resulting withholding tax attributable to deemed dividends would be collected from interest payments made on the notes or from the proceeds on sale or conversion of the notes.

Distributions on Common Stock.    Dividends paid on our common stock to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or applicable successor form) certifying its entitlement to benefits under an applicable income tax treaty.

A Non-U.S. Holder who is subject to withholding tax should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Dividends on our common stock (or constructive dividends, see “—Adjustments to Conversion Rate” above) that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States and, if the Non-U.S. Holder is entitled to the benefits under an applicable tax treaty, attributable to a permanent establishment or a fixed base in the United States, will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If dividends (or constructive dividends) are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of dividends will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or the paying agent with a properly executed IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms.

Disposition of Notes or Common Stock.    Subject to the rules described below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on gain from the sale or other taxable disposition of a note or common shares unless:

•

such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to the benefits under an applicable income tax treaty, attributable to a permanent establishment or a fixed base in the United States;

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements; or

•

we are or have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or other taxable disposition and the period during which the Non-U.S. Holder held the notes or common shares. We believe that we are currently not a U.S. real property holding corporation for U.S. federal income tax purposes, but there is no assurance that we will not become one in the future. If we become a U.S. real property holding corporation, any gain realized on such sale or other taxable disposition by a Non-U.S. Holder will be subject to U.S. federal income tax if our common stock ceases to be regularly traded on an established securities market (as defined in the applicable Treasury regulations) prior to the beginning of the calendar year in which the disposition occurs.

Except to the extent provided by an applicable income tax treaty, a Non-U.S. Holder will be subject to U.S. federal income tax with respect to gain from the sale or disposition of a note or shares of common stock that is effectively connected with the conduct by the holder of a trade or business in the United States (and Non-U.S. Holders that are corporations may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If such gain is realized by a Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who meets certain other requirements, then such individual will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes or shares of our common stock) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, the Non-U.S. Holder must timely provide the appropriate and properly executed IRS forms.

Federal Estate Tax.    Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been subject to U.S. federal withholding tax (even if the IRS Form 8-BEN certification requirement described above were satisfied) or effectively connected to the conduct by the holder of a trade or business in the United States.

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the notes and on the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A U.S. Holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-U.S. Holders to claim the exemption from withholding tax on interest, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of the offering and acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount
Citigroup Global Markets Inc.	$

Total		$200,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus and some of the notes to dealers at the public offering price less a concession not to exceed         % of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed         % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representative may change the public offering price and concessions.

We have granted to the underwriters an over-allotment option, exercisable for 30 days from the date of this prospectus, to purchase up to $30,000,000 additional aggregate principal amount of notes at the offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a principal amount of additional notes approximately proportionate to that underwriter’s initial purchase commitment.

We and each of our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions relating to gifts, transfers to family members or family trusts and programmatic sales pursuant to existing or new plans established by our executive officers pursuant to Rule 10b5-1 under the Exchange Act. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional notes.

Paid by Equinix
	No Exercise	Full Exercise
Per note	$	$
Total	$	$

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of notes made in an amount up to the principal amount represented by the underwriters’ over-allotment option. In determining the source of notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. Transactions to close out the covered syndicate short involve either purchase of the notes in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of notes in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that would adversely affect investors who purchase in the offering. Stabilizing transactions must consist of bids for or purchases of notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or regarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering will be $600,000. The underwriters have agreed to reimburse us for a portion of these expenses.

The underwriters or their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of notes may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in notes or

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than an underwriter, is authorized to make any further offer of the notes on behalf of the sellers or an underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the notes has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle qualifiés), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Japan

Each underwriter has represented, warranted and agreed that the notes offered in this prospectus have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the notes in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented, warranted and agreed that it has not offered or sold and will not offer or sell notes in Hong Kong SAR by means of this prospectus or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus, any other offering material or any advertisement, invitation or document relating to the notes, otherwise than with respect to notes intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent.

Notice to Prospective Investors in Singapore

Each underwriter has represented, warranted and agreed that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

LEGAL MATTERS

Certain legal matters will be passed upon for Equinix by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California, and Shearman & Sterling LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the notes and the common stock offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent “furnished” and not “filed”) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Annual Report on Form 10-K for the year ended December 31, 2006, filed on February 28, 2007.

2.	All information in our proxy statement filed with the SEC on April 27, 2006 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2005.

3.	Report on Form 8-K, filed on October 25, 2006.

4.	Report on Form 8-K, filed on December 19, 2006.

5.	Report on Form 8-K, filed on January 3, 2007.

6.	Report on Form 8-K, filed on January 17, 2007.

7.	Report on Form 8-K, filed on February 6, 2007.

8.	Report on Form 8-K, filed on February 7, 2007.

9.	Report on Form 8-K, filed on February 12, 2007.

10.	Report on Form 8-K, filed on February 20, 2007.

11.	Report on Form 8-K, filed on March 14, 2007.

12.	Report on Form 8-K, filed on March 21, 2007.

13.	Report on Form 8-K, filed on March 22, 2007.

14.	Reports on Form 8-K, filed on March 27, 2007.

15.	A description of our common stock is contained in our registration statement on Form 8-A (Registration No. 333-39752) filed on August 9, 2000.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 513-7000 or by writing to us at the following address:

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

Attn: Investor Relations

$200,000,000

Equinix, Inc.

            % Convertible Subordinated Notes due 2012

P R O S P E C T U S

March     , 2007

Sole Book-Running Manager

Citigroup

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$7,061
Legal Fees and Expenses	327,500
Accounting Fees and Expenses	150,000
Transfer Agent and Registrar Fees	11,000
Printing and Engraving Expenses	100,000
Miscellaneous	4,439

Total	$600,000

Item 15.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Article VI of the Registrant’s Bylaws provides for mandatory indemnification of its directors and officers and those serving at the Registrant’s request as directors, officers, employees or agents of other organizations to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers.

Item 16.	Exhibits.

(23)	Exhibits

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement

4.4	Form of Indenture

4.5	Form of Convertible Subordinated Note due 2012 (see exhibit 4.4)

5.1	Opinion of Shearman & Sterling LLP

Exhibit Number	Exhibit Description
12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Convertible Subordinated Note Indenture for the Convertible Subordinated Notes due 2012

99.1	Consent of Stephen M. Smith to the use of his name in the Registration Statement

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

2. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

3. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES—FORM S-3

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on this 27th day of March, 2007.

EQUINIX, INC.

By:	/s/ PETER F. VAN CAMP
Peter F. Van Camp Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter F. Van Camp and Keith Taylor, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER F. VAN CAMP Peter F. Van Camp	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 27, 2007

/s/ KEITH D. TAYLOR Keith D. Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)	March 27, 2007

/s/ SCOTT G. KRIENS Scott G. Kriens	Director	March 27, 2007

/s/ STEVEN P. ENG Steven P. Eng	Director	March 27, 2007

/s/ GARY F. HROMADKO Gary F. Hromadko	Director	March 27, 2007

/s/ STEVEN T. CLONTZ Steven T. Clontz	Director	March 27, 2007

/s/ IRVING F. LYONS, III Irving F. Lyons, III	Director	March 27, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement

4.4	Form of Indenture

4.5	Form of Convertible Subordinated Note due 2012 (see exhibit 4.4)

5.1	Opinion of Shearman & Sterling LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Convertible Subordinated Note Indenture for the Convertible Subordinated Notes due 2012

99.1	Consent of Stephen M. Smith to the use of his name in the Registration Statement